Exhibit 10.1

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such Portions are marked "[*]" in this document; they have been filed separately with the Commission.

CONTRACT

BETWEEN

GLOBALSTAR, INC.

AND

ALCATEL ALENIA SPACE FRANCE

FOR THE CONSTRUCTION OF

THE GLOBALSTAR SATELLITE

FOR THE SECOND GENERATION CONSTELLATION

CONTRACT NUMBER GINC-C-06- 0300

(as amended through December 12, 2006)

This Contract dated as of the 30th day of November 2006, made between Alcatel Alenia Space France, a company organized under the laws of France and having its registered office at 12, rue de la Baume 75008 Paris, France (“Contractor”) and Globalstar, Inc., a Delaware corporation with offices at 461 South Milpitas Blvd., Milpitas, California 95035, U.S.A. (“Purchaser”).

Recitals

Whereas, Purchaser desires to procure forty eight (48) satellites and other Deliverable Items and related services ; and

Whereas, Contractor desires to provide such satellites and other Deliverable Items and related services, all in accordance with the terms and conditions of this Contract ; and

Whereas, Purchaser may create an Irish General Partnership (“NEWCO”) to be a party to the Escrow Agreement (as defined below) ; and

Now therefore, the Parties hereto, in consideration of the mutual covenants herein expressed, agree with each other as follows:

Terms and Conditions

Article 1.  Definitions

As used in this Contract, the following terms have the meanings indicated :

“Accelerated Delivery” shall mean the accelerated delivery of the Spacecraft which may be delivered under Phase 3 as set forth in Exhibit F2.

“Accelerated Scenario” shall mean both the scenario as set forth in Exhibit F2 for an Accelerated Delivery or in Exhibit F3 for an Aggressively Accelerated Delivery or any other mutually agreed upon accelerated scenario.

“Aggressively Accelerated Delivery” shall mean the aggressively accelerated delivery of the Spacecraft which may be delivered under Phase 3 as set forth in Exhibit F3.

“Anomaly Support” shall mean the support provided by Contractor to Purchaser for the first year after the date of the first successful launch of Spacecraft, as described in greater detail in Exhibit A.

“Authorization To Proceed” or “ATP” shall mean the document executed by Purchaser and Contractor dated October 4th, 2006, as amended from time to time, authorizing Contractor to proceed with certain Work prior to entry into force of this Contract.

“Available for Shipment” means that a Satellite has successfully undergone a Pre-Shipment Review in accordance with section 5.8 of Exhibit A and has been declared ready to be shipped either to the Launch Site or to the storage location as set forth in Article 29.

“Background IP” shall mean Intellectual Property developed and owned by Contractor prior to entering into this Contract or outside the scope of this Contract which will be utilized or incorporated by Contractor into any Deliverable Item under this Contract.

“Batch” shall mean each group of Spacecraft to be installed on the same Launch Vehicle dispenser and to be launched on such Launch Vehicle.

“Bonus Payments” shall mean the payments which may be made pursuant to the provisions of Article 5.

“Business Day” means a day which Purchaser and Contractor are both open for business, other than a Saturday, Sunday or other day on which commercial banks in New York City, France, or the State of California are authorized or required by law to close.

“Contract” shall mean this Contract between Purchaser and Contractor, including all Exhibits and Appendices referenced herein, and all amendments that may be made hereto and thereto.

“Contractor” shall mean Alcatel Alenia Space France.

“Contractor Indemnitees” shall have the meaning ascribed to it in Article 31(B).

“Day” shall mean, whether or not capitalized, a calendar day.

“Deliverable Items” shall mean those items set forth in Article 2(C).

“Delivery” shall mean the delivery of Deliverable Items as set forth in Article 6.

“Delivery Schedule” shall mean the timetables for Delivery of the Deliverable Items as set forth in Article 6.

“Documentation” shall mean the documentation to be supplied by Contractor to Purchaser as listed in Exhibit A.

“DSS” shall mean Dynamic Satellite Simulator software in executable form, including updated versions, as described in Exhibit E.

“EDC” shall mean the effective date of this Contract as set forth in Article 32.

“Escrow Account” shall mean the escrow account to be opened by Purchaser and/or NEWCO with the Escrow Agent pursuant to the Escrow Agreement, as set forth in Article 7(I).

“Escrow Agent” shall mean UBS AG, Bahnhofstrasse 45, 8098 Zurich, Switzerland, or such other banking institution that the Parties shall agree upon.

“Escrow Agreement” shall mean the escrow agreement to be entered into among Contractor, Escrow Agent and Purchaser and/or NEWCO.

“Factory Acceptance Test Review” shall have the meaning set forth in section 5.16 of Exhibit A.

“Final Acceptance” shall be as described in Article 8(A) with respect to Spacecraft and as described in Article 8(B) with respect to DSSs.

“Flight Readiness Review” or “FRR” shall mean the review described in section 5.10 of Exhibit A.

“Foreground IP” shall mean Intellectual Property developed, conceived or first actually reduced to practice by the Contractor in the performance of Work under this Contract.

“Globalstar System” shall mean the system consisting of the Satellites, Ground Control Network, network control centers and user terminals for the provision of communications services.

“Ground Control Network” shall mean the items to be provided by Purchaser composed of the following : (i) Satellite Control Network, (ii) the gateway RF terminals and (iii) the Globalstar data network.

“Ground Support Equipment” or “GSE” shall mean all equipment used or necessary to permit the transportation, handling, integration and test of the Spacecraft during factory validation testing and pre-Launch operations.

“Intellectual Property” or “IP” shall mean all intellectual property, including without limitation, inventions, patents, copyrights, trade secrets, DSS, Satellite OBPE Software, Documentation including Technical Data, discoveries, technical know-how, techniques, procedures, methods, designs, improvements or innovations.

“Intentional Ignition” shall mean the moment in time, as indicated in the automatic sequence control equipment, when the intentional ignition of the first stage engine occurs.  This definition will be adjusted as necessary to be consistent with the Launch Services Agreement and the Launch Insurance.

“Interest Rate” shall mean the One Month EURIBOR as established by the European Financial Markets Association (ACI) and European Banking Federation (EBF) and as published on their joint website at http://www.euribor.org/html/content/euribor_data.html on the payment due date plus [*] basis points (such one-month EURIBOR rate to “float” by being re-determined on the first day of each calendar month).

“Key Person” shall have the meaning ascribed to it in Article 30(A).

“Key Personnel” shall have the meaning ascribed to it in Article 30(A).

“Launch Date” shall mean each date scheduled for Launch of one or more Satellites.

“Launch Insurance” means, with respect to the Satellites, insurance that covers such Satellites from the period beginning at Intentional Ignition, at coverage levels determined at sole discretion of Purchaser.

“Launch Readiness Review” or “LRR” shall mean the review described in section 5.11 of Exhibit A.

“Launch Services” shall mean the services provided by a Launch Services Provider pursuant to a Launch Services Agreement.

“Launch Services Agreement” shall mean each agreement between a Launch Services Provider and Purchaser for the launch of one or more Spacecraft.

“Launch Services Provider” shall mean each company with whom Purchaser contracts for the launch of one or more Spacecraft.

“Launch Site” shall mean each launch facility provided by a Launch Services Provider, including all buildings and testing, storage and other facilities thereon.

“Launch Support Services” shall mean the services Contractor shall provide pursuant to this Contract in support of the launch of the Spacecraft, as more fully set forth in section 3.4 of Exhibit A.

“Launch Vehicle” shall mean each vehicle provided by the Launch Services Providers on which one or more Spacecraft are to be launched. The list of possible Launch Vehicles is included in section 1.1 of Exhibit A.

“Licensed Items” shall mean any Deliverable Items being furnished pursuant to, or to be utilized in connection with, this Contract which require the approval, permission or license from a government with respect to export control laws of such government.

“Milestone Events” shall mean those milestones which are eligible for payment as set forth in the column entitled “Milestone Events” in Exhibit F1, F2 or F3, as applicable.

“Mission Operations Support Services” or “MOSS” shall mean the services Contractor shall provide pursuant to this Contract as more fully set forth in section 3.5 of Exhibit A.

“NEWCO” shall have the meaning ascribed to it in the third paragraph of the Recitals.

“Party” or “Parties” shall mean one or both of Contractor and Purchaser.

“Phase” shall mean each of the phases according to which the Contract shall be performed as set forth in Article 2(D) and Exhibit F.

“Preliminary Design Review” or “PDR” shall mean the review described in section 5.4.1 of Exhibit A.

“Pre-Shipment Review” or “PSR” shall mean the review described in section 5.8 of Exhibit A.

“Pre-Shipment Review Acceptance Certificate” shall mean the certification as set forth in Article 8, provided by Contractor to Purchaser upon successful completion of a Pre-Shipment Review.

“Program Readiness Review” or “PRR” shall mean the review described in section 5.2 of Exhibit A.

“Proto-Flight Model Spacecraft” or “PFM” shall mean the Spacecraft which shall be tested at qualification levels and acceptance duration as a proto flight model.

“Purchaser” shall mean Globalstar, Inc.

“Purchaser Indemnitees” shall have the meaning ascribed to it in Article 31(A).

“Purchaser Residents” shall mean the employees or representatives of Purchaser located in the Contractor’s facilities for the purpose of technical management of the Contract.

“Regular Delivery” shall mean the delivery of the Spacecraft to be delivered under Phase 3 as set forth in Exhibit F1.

“Satellite” or “Spacecraft” shall mean any spacecraft to be constructed and delivered pursuant to this Contract, as generally described in Exhibit A and Exhibit B.

“Satellite Control Network” shall mean the items to be provided by Purchaser composed of the following : (i) Satellite Operations Control Centers (SOCCs) (Main, Development and Back Up SOCCs), (ii) the Telemetry Command Units (TCUs) and (iii) the In Orbit Test Equipment (MCE and CMA), as set forth in section 6.5 of Exhibit A.

“Satellite OBPE Software” shall mean the software in executable form and source code form, including updated versions, to be delivered as set forth in section 3.1 of Exhibit A.

“Satellite Post-Shipment Verification Review” shall mean a visual inspection by Contractor of a Satellite after delivery to the Launch Site, to verify that the Satellite has not been degraded during transportation from Contractor’s facility, as set forth in section 5.9 of Exhibit A.

“Simulator Completion Review” shall mean verification of a DSS performance in stand-alone mode, similar to the Factory Acceptance Test Review, but after installation at Purchaser’s designated DSS installation site, as set forth in section 1.1 and section 5.16 of Exhibit A.

“Stop Work Order” shall mean a written order from Purchaser to Contractor requesting that Contractor cease, and cause Subcontractors (as applicable) to cease, performance of all or part of the Work for the period specified in such order, as such period may be extended in accordance with the Contract, as set forth in Article 22(A).

“Storage Plan” shall mean a plan for the storage of one or more Spacecraft at a site designated in the plan, as set forth in section 3.6.1 of Exhibit A.

“Subcontractors” shall mean all subcontractors of Contractor at any tier.

“Technical Data” shall mean information which is required for the design, development, production, manufacture, assembly, operation, repair, testing, maintenance or modification of the Spacecraft and the DSS, including documentation.

“Total Price” shall mean the firm fixed price payable for the Work as defined in Article 4(A).

“US Dollar” or “USD” shall mean a dollar of United States currency.

“WIP” shall mean all Work in progress.

“Work” shall mean all design, development, construction, manufacturing, labor, services, and acts of Contractor, including tests to be performed, required under Exhibit A (except section 6 thereof), and including all equipment, materials, articles, matters, services and things to be furnished by Contractor under this Contract.

Article 2.  Scope and Exhibits

(A)      Contractor shall provide the necessary personnel, material, services and facilities to perform the Work in accordance with the provisions of this Contract, including the Exhibits and Appendices listed below, which are attached hereto or incorporated by reference and made a part hereof, and to make delivery to Purchaser in accordance with the Delivery Schedule as provided in Article 6 :

Exhibit A	GBS2 Space Segment Globalstar Statement of Work
Ref GS-06-1130 dated October 1, 2006 – Issue 01
Exhibit B	Globalstar II LEO Satellite Requirements Document
Ref 3474-05-0016 issue 3.4 dated November 28, 2006
Exhibit C	Program Test Plan (as set forth in Exhibit A)
Exhibit D	Globalstar 2 Product Assurance Plan
Ref 200217065 S, Version 03 dated November 24, 2006
Exhibit E	Globalstar Dynamic Satellite Simulator Requirements Document
Ref 3474-05-0023 Rev 1_V2, dated November 20, 2006
Exhibit F	Payment Plans
Exhibit G	Form of Escrow Agreement
Exhibit H	Bonus Payments Criteria (EBITDA and satisfactory operation)
Exhibit I	Globalstar Patent Portfolio

Appendix 1	Mutual Nondisclosure Agreement between Globalstar, Inc and Alcatel Alenia Space France, dated November 2nd 2006.

Appendix 2	Technical Assistance Agreement (DTC Case TA 3474-05), dated December 14, 2005; approved by U.S. Dept. State, March 22, 2006 and subsequent amendments.

Appendix 3	Technical Assistance Agreements for Launch Services (to be entered into)

The Parties agree that Exhibit B shall be replaced by a Satellite Performance Specification, CDRL SYS-01, defined in Exhibit A, on or before one (1) month following conduct of the Program Readiness Review.

The Parties agree that Exhibit C shall be replaced by a Satellite Program Test Plan, CDRL SYS-11, defined in Exhibit A, on or before one (1) month following conduct of the Program Readiness Review.

(B)       In case of any inconsistencies among the articles of this Contract and any of the Exhibits, the following order of precedence shall apply :

Appendix 2
Terms and Conditions of Contract
All other Appendices
Exhibit F	Payment Plans
Exhibit A	GBS2 Space Segment Globalstar Statement of Work
Ref GS-06-1130 dated October 1, 2006 — Issue 01
Exhibit B	Globalstar II LEO Satellite Requirements Document
Ref 3474-05-0016 issue 3.4 dated November 28, 2006
Exhibit C	Program Test Plan (as set forth in Exhibit A)
Exhibit D	Globalstar 2 Product Assurance Plan
Ref 200217065 S, Version 03 dated November 24, 2006
Exhibit E	Globalstar Dynamic Satellite Simulator Requirements Document
Ref 3474-05-0023 Rev 1_V2, dated November 20, 2006
Exhibit G	Form of Escrow Agreement
Exhibit H	Bonus Payments Criteria (EBITDA and satisfactory operation)
Exhibit I	Globalstar Patent Portfolio

(C)       The scope of this Contract is the design, production, testing, and delivery of the equipment and services, as summarized in this Article 2(C), and represents a firm commitment by Contractor and a firm order by Purchaser for all equipment and services.  The following constitute the Deliverable Items :

(i)            Forty eight (48) low earth-orbiting communications Spacecraft, one of which shall be a PFM. The Spacecraft shall be manufactured to meet all requirements of this Contract (including Exhibits A and B), tested in accordance with Exhibit C, delivered and processed at the selected Launch Site, or delivered to storage at Purchaser’s direction, in accordance with Article 29.

(ii)           Two (2) DSSs, as described in Exhibit E.

(iii)          Launch Support Services for the Spacecraft, including launch vehicle integration, as generally described in section 3.4 of Exhibit A.

(iv)          Mission Operations Support Services (including training of Purchaser’s personnel and in-orbit testing of the Spacecraft), as described in section 3.5 of Exhibit A.

(v)           Anomaly Support as described in section 3.5.4 of Exhibit A.

(vi)          Documentation as described in section 4 of Exhibit A.

(vii)         Satellite OBPE Software for the Spacecraft as described in section 3.1 of Exhibit A.

(viii)        On-board propellant for each Spacecraft.

In addition to delivering the Deliverable Items set forth herein, Contractor will provide all Ground Support Equipment, which shall be used by Contractor and remain its property.

(D)       The Work shall be performed pursuant to the following Phases :

(i)         Phase 1 and 2 include non-recurring engineering and manufacture of a PFM and the manufacture and delivery of twenty-four (24) Spacecraft with associated Launch Support Services and MOSS ; and

(ii)        Phase 3 includes the manufacture and delivery of twenty-three (23) Spacecraft and the PFM with associated Launch Support Services. For the first successful launch of Satellites delivered under Phase 3 Regular Delivery, Contractor shall assign satellite specialists (including payload, thermal, AOCS, power, data handling, mission analysis) to support Purchaser for the early operations (spacecraft acquisition, stabilization, initialization and orbit raising).

Article 3. Purchaser’s Undertakings

(A)       Purchaser’s undertakings are contained in or identified in this Contract and Exhibit A.  In particular, Purchaser shall perform the following :

(i)         Purchaser will procure the Launch Services to perform the launch mission including the Satellite(s) dispenser in accordance with one or more Launch Services Agreements with one or more Launch Services Providers. As promptly as practicable, and in any event no later than three (3) months after PDR as set forth in section 3.4.2 of Exhibit A, Purchaser will designate in writing to Contractor the selected Launch Services Provider(s) (with a maximum of two (2)), the Launch Sites and the targeted launch periods. Purchaser will also promptly notify Contractor in the event of any changes in any launch schedule after Purchaser learns of such changes. Purchaser shall use its reasonable best efforts to cause each selected Launch Services Provider to name Contractor and its Subcontractors as additional insureds under each such Launch Services Provider’s launch risk third-party liability insurance policy.

(ii)        Purchaser will furnish to Contractor decryptor cards and documentation for each Spacecraft as set forth in section 6.3 of Exhibit A. The decryptor cards and documentation shall be transported at Purchaser’s risk and expense Delivered Duty Unpaid, Incoterms 2000, to the place and at the date as set forth in section 6.3 of Exhibit A. Any defect on such items or part thereof delivered by Purchaser to Contractor shall be corrected or replaced at Purchaser’s expense and any costs incurred by Contractor as a result of such defect and documented to Purchaser shall be borne by Purchaser.

(iii)       Purchaser shall provide, at Purchaser’s Satellite Operations Control Center (“SOCC”) facilities, two (2) computers and a Satellite OBPE Software development workstation to host the software for the DSS as set forth in section 6.6 of Exhibit A.

(iv)       Subject to government requirements, Purchaser will arrange with the Launch Services Provider to provide to Contractor and its Subcontractors free of charge access to the Launch Sites, utilities (including without limitation power, phone and data lines) and services (including without limitation transportation) at the Launch Sites necessary to permit Contractor to (i) support the launch schedule; (ii) conduct testing and (iii) provide the Launch Support Services.

(v)        Subject to government requirements, Purchaser will provide access to Contractor and its Subcontractors at each of Purchaser’s SOCC facilities and In Orbit Test Equipment, on a timely basis, as necessary to permit Contractor to (i) deliver, install and test the DSSs, and (ii) perform the MOSS.

(vi)       Purchaser shall obtain Launch Insurance prior to Launch, at coverage levels to be determined at the sole discretion of Purchaser. In addition, Purchaser shall obtain from its insurer providing Launch Insurance waivers of any subrogation rights against Contractor or its Subcontractors, and shall provide evidence of such waivers to Contractor sixty (60) Days prior to the launch of any Satellite and shall provide Contractor a certificate of such insurance coverage at Contractor’s request.

(vii)      Purchaser shall be responsible for obtaining all necessary approvals, authorizations and/or licenses to launch, test, control and operate the Satellites.

(viii)     Purchaser shall be responsible for providing in a timely manner the Satellite Control Network as set forth in Exhibit A.

(B)       Contractor shall promptly notify Purchaser of any failure by Purchaser to perform any of its obligations under this Contract which may cause Contractor to be delayed, to incur additional costs, or both. In addition, Purchaser shall promptly notify Contractor in writing of any event which may delay or prevent the performance by Purchaser of any of its obligations under this Contract which may cause Contractor to be delayed, to incur additional costs, or both.

Any failure by Purchaser to perform any of its obligations under this Contract which causes Contractor to be delayed, to incur additional costs, or both, shall cause (i) in case of delay, an extension of the Delivery Schedule to reflect the actual delay incurred by Contractor in the performance of the Work as a result of such failure (such delay to be documented to Purchaser) and (ii) in case of additional costs, payment to Contractor by Purchaser of reasonable costs incurred by Contractor as a result of such failure (such costs to be documented to Purchaser).

Article 4.  Total Price

(A)      Purchaser shall pay to Contractor for the Work to be performed the Total Price as set forth in the Table below in accordance with the payment plans as set forth in Exhibit F, as such Total Price may be adjusted in accordance with the provisions of this Contract.

Unless Purchaser gives written notice to Contractor to accelerate delivery dates as set forth in Article 6(B), the Total Price shall be as set forth in the second column (Regular Delivery) of the Table below. If Purchaser does give such written notice to Contractor in accordance with Article 6(B), the Total Price shall be either as set forth in the third column (Accelerated Scenario) of the Table or such other Total Price as may be agreed by the Parties pursuant to Article 6(B).

The Total Price shall be deemed to include all transportation and insurance charges for delivery of each Deliverable Item as set forth in Article 6 and Exhibit A.

Item	Description	Price in Euro for Regular Delivery		Price in Euro for Accelerated Scenario
1	Spacecraft for Phase 1 and Phase 2	351,953,549		351,953,549
2	Spacecraft for Phase 3	268,046,761	*	240,141,045
3	Launch Support Services and MOSS	40,185,471		40,185,471
4	Delta MOSS**	500,000		500,000
5	OBPE Software Access	350,000		350,000
	Total Price	661,035,781		633,130,065

* the price for each Spacecraft in Phase 3 for Regular Delivery shall be the price for a Spacecraft in Phase 2 (total for all Spacecraft in Phase 3 equals 240,141,045 Euro), increased by the lesser of 10% of the price per Spacecraft or the actual expenses incurred by Contractor resulting from the hiatus between Phase 2 and Phase 3 production and the extension of the duration of the program. The maximum price for Item 2, Regular Delivery would be 268,046,761 Euros. Contractor shall provide to Purchaser the price increase justifications on or before July 1, 2007.

** to be deducted from the Total Price if the Ground Control Network is awarded to Contractor no later than six (6) months after PDR.

(B)       In addition to the Total Price that Purchaser shall pay in accordance with Article 4(A), Purchaser shall also be responsible for paying all custom duties, VAT, import taxes, sales taxes or charges, taxes, fees or duties of similar nature whatsoever levied in the U.S.A. or any political division thereof or in the country where the Launch Site is located or the services under this Contract are performed (except for services rendered in France or Italy or by the Subcontractors in their countries) or in the country where the Spacecraft is placed in storage as set forth in Article 29.

Such payments will be made by Purchaser in compliance with the regulations in force at that time and will not be deducted from any payment of price called for pursuant to Article 4(A) of this Contract. Purchaser shall reimburse Contractor for any payment to be made by Purchaser pursuant to this Article 4(B) but made by Contractor within thirty (30) Days of receipt by Purchaser of the electronic invoice with all relevant documentation evidencing liability for and payment of such tax, fees or duties.

(C)       All payments by Purchaser pursuant to this Contract shall be made without deduction or offset of any income taxes, withholding or similar taxes, if any, of any nature whatsoever levied by Purchaser’s country, any political division thereof or any other country where the Work is performed or by the country from which payment is made, unless Purchaser shall be compelled to make such deduction by government regulation, in which case Purchaser shall pay, within thirty (30) Days of receipt by Purchaser of the relating electronic invoice, any additional amount necessary in order that the net amount of payments received by the Contractor shall be equal to the amount of payments agreed to be paid pursuant to this Contract.

(D)      Contractor shall be entirely responsible for all present and future taxes, levies and duties whatsoever imposed under this Contract in (i) France and (ii) any of the Subcontractors’ countries (including Italy), to the extent relating to the performance of the Work, which taxes shall be paid by the Contractor or the Subcontractors when they become due.

Article 5.  Bonus Payments

(A)       Purchaser and Contractor agree that, at the end of the first quarter of the calendar year following the later to occur of the delivery of forty-eight (48) Spacecraft and the successful launch of the twenty-fourth Spacecraft (the “Bonus Payment Start Date”), and continuing for a period of up to fifteen (15) years thereafter, Contractor shall annually be eligible to receive from Purchaser a Bonus Payment payable in arrears and determined as set forth in this Article 5. The total of such Bonus Payments shall not be more than Seventy-Five Million (75,000,000) US Dollars.

(B)       Purchaser shall provide to Contractor, by the end of the first quarter of each year following the date of PSR of the twenty-fourth (24th) Spacecraft, a written statement of Bonus Payment amount and eligibility comprising of Cumulative EBITDA as defined below, status of satisfactory operation of the Spacecraft and timeliness of delivery of Spacecraft. Payment of Bonus Payments shall be due and payable within thirty (30) Days after the date of receipt by Purchaser of the emailed invoice from Contractor.

(C)           Bonus Payments shall only be made to the extent that the financial performance of Purchaser’s business for the period from January 1, 2007 to December 31 of each year is equal to or better than the financial projections for the business for the same period of time as set forth in Exhibit H1. Financial performance shall be measured in accordance with GAAP, using the earnings before interest, taxes, depreciation and amortization of Purchaser for the total periods in question (“Cumulative EBITDA”).  The annual Bonus Payment shall be further limited and conditioned as a result of (a) the failure of Satellites to be delivered on time or to meet the requirements of Exhibit B (as set forth in Article 5(E) and Article 5(F) below) and (b) the failure of Satellites to operate successfully in orbit (as set forth in Article 5(E) and Article 5(F) below).

(i)      No Bonus Payment shall be made to Contractor whenever Purchaser’s Cumulative EBITDA for the period from January 1, 2007 to December 31 of the year for which payment of a Bonus Payment would be due is less than the projected Cumulative EBITDA for the identical period as set forth on Exhibit H1.

(ii)     Whenever Purchaser’s Cumulative EBITDA for the period from January 1, 2007 to December 31 of the year for which payment of a Bonus Payment would be due is equal to or greater than the projected Cumulative EBITDA for the identical period, Purchaser shall make the maximum Bonus Payment permissible pursuant to the terms of this Article 5. Each year Purchaser’s Cumulative EBITDA exceeds the projected Cumulative EBITDA for the identical period and the conditions of Article 5(E) and Article 5(F) are met, the annual Bonus Payment of [*] US Dollars shall be paid.

(iii)    For so long as Purchaser may be obligated to pay Bonus Payments to Contractor pursuant to this Article 5, Purchaser shall calculate Cumulative EBITDA using the same methodology as is used in Exhibit H1. Nothing in this Article 5 shall prohibit Purchaser from changing its accounting methodology for other purposes, so long as Purchaser is able and does continue to use the same methodology to calculate Cumulative EBITDA.

(D)       In each of the fifteen (15) years that a Bonus Payment may be made, as well as during the years prior to the Bonus Payment Start Date when Contractor may earn the right to receive Bonus Payment after the Bonus Payment Start Date, [*] of each such payment or earned right shall be further conditioned upon the delivery schedule as set forth in paragraphs (E)(i) and (F)(i) of this Article 5, and [*]of each such payment or earned right shall be further conditioned upon satisfactory operation of Satellites as set forth in paragraphs (E)(ii) and (F)(ii) of this Article 5.

(E)           Each year after the delivery of the first twenty-four (24) of Satellites and prior to the Bonus Payment Start Date, Contractor shall earn the right to receive a Bonus Payment to be calculated in accordance with this Article 5(E). Such Bonus Payments shall not be paid by Purchaser until the first payment date after the Bonus Payment Start Date. The Bonus Payment earned for each year after the delivery of the first twenty-four (24) Satellites until the Bonus Payment Start Date shall be paid at the same time in addition to the first annual Bonus Payment to be paid pursuant to this Article 5(E).

(i)         The [*] portion of such Bonus Payment related to timely delivery shall be earned for each Batch of Spacecraft delivered thirty (30) Days or less after the scheduled PSR date for the last Spacecraft of that Batch. Calculation of the Bonus Payment payable for each year of this period shall be equal to [*] US Dollars times the number of Spacecrafts delivered in each Batch through the year for which the calculation of the Bonus Payment earned is made.

(ii)        The remaining [*] portion of the Bonus Payment shall be earned for each Satellite operating satisfactorily in space according to the criteria defined in Exhibit H2. Calculation of the Bonus Payment payable for each year of this period shall be made by multiplying [*] US Dollars times the number of Satellites operating successfully as of December 31 of each year for which the calculation is being made.

(F)        During the period from the Bonus Payment Start Date to the end of the fifteen (15) year thereafter, Contractor shall be entitled to receive annual Bonus Payments to be calculated in accordance with this Article 5(F).

(i)         The [*] portion of the annual Bonus Payments related to timely delivery shall be calculated by multiplying [*] US Dollars times the number of Spacecraft delivered before or within at least thirty (30) Days after its scheduled PSR date. The amount shall be the portion of each annual Bonus Payment related to timely delivery for each year during this period.

(ii)        The remaining [*] portion of the annual Bonus Payments shall be earned if the number of satisfactorily operating satellites is equal to or greater than the number given in Table 1 for a given year for a given Delivery Schedule.  Satellites are deemed to be satisfactorily operating if the criteria defined in Exhibit H2 is met. If the number of satisfactorily operating satellites is less than the number given in Table 1 for a given year but greater than or equal to forty (40), a reduced Bonus Payment may be made.

For each satellite less than the number in Table 1, the Bonus Payment portion shall be reduced by [*] as long as the total number of operating satellites is greater than or equal to forty (40). For example, in 2020 if there are only forty-two (42) satisfactorily operating satellites, only [*] of the possible [*] portion of the annual Bonus Payment shall be paid; if forty-one (41) satisfactorily operating satellites, only [*] of the possible [*] portion of the annual Bonus Payment shall be paid; if forty (40) satisfactorily operating satellites, only [*] of the possible [*] portion of the annual Bonus Payment shall be paid; however, if only thirty-nine (39) satisfactorily operating satellites, no portion of the possible [*] portion of the annual Bonus Payment shall be paid.

Table 1

Minimum Number of Operating
Satellites In a Given Year for
each Delivery Schedule

	Regular Delivery	Accelerated Scenario	Aggressively Accelerated Scenario
2011			46
2012		46	46
2013	46	46	46
2014	46	46	45
2015	46	45	45
2016	45	45	44
2017	45	44	44
2018	44	44	43
2019	44	43	43
2020	43	43	43
2021	43	42	42
2022	42	42	42
2023	42	41	41
2024	41	41	41
2025	40	40	40
2026	12	12
2027	4

(G)       For the purpose of this Article 5, a Spacecraft placed in storage pursuant to Article 29 or a Spacecraft which is a total loss as a result of a launch failure shall be deemed to be operating in orbit satisfactorily. In addition, the conditions of Articles 5(E)(i) and 5(F)(i) relating to late delivery shall apply to a Spacecraft put into storage.

Article 6.  Delivery and Delivery Schedule

(A)      The Delivery Schedule is identified in the Table below. Delivery of a Spacecraft (other than Spacecraft delivered for storage as directed by Purchaser in accordance with Article 29) shall be deemed to have occurred at Pre-Shipment Review. Delivery of a DSS shall be deemed to have occurred upon completion of the Simulator Completion Review.

Item	Description	Delivery Date or date of performance	Delivery Place
1	Spacecraft	Per Exhibit F	Contractor’s facilities
2	Satellite propellant	Per Exhibit A	Per Article 6(C)
3	DSS	Per Exhibit A	Milpitas, CA El Dorado Hills, CA
4	Satellite OBPE Software	Per Exhibit A	Milpitas, CA
5	Launch Support Services	Per Exhibit A	Launch Site
6	MOSS	Per Exhibit A	Milpitas, CA
7	Documentation	Per Exhibit A	Milpitas, CA

(B)       On or before July 1, 2008, Purchaser shall have the right to accelerate the delivery dates for Spacecraft to be delivered under Phase 3, as set forth in Article 2(D), by giving written notice to Contractor. The notification shall include which Accelerated Scenario has been selected by Purchaser. If delivery were accelerated for some but less than all of the Satellites in Phase 3, or for less than a twenty-one (21) month hiatus in production, the Parties shall enter into good faith negotiation on price reduction of the price for Phase 3 prorated on the basis of the number of Satellites accelerated and the timing of their delivery.

In such case, the payment plan to be considered will be the one corresponding to the selected Accelerated Scenario as set forth in Exhibit F and Purchaser shall increase, or shall cause NEWCO to increase, at the time of Purchaser’s written notice, the amount of the Escrow Account in order to cover the aggregate amount of payments due for the two (2) following quarters under the selected Accelerated Scenario. Such increase of the amount of the Escrow Account is a condition for the start of the Accelerated Scenario.

Failing any notification by Purchaser on or before July 1, 2008, then the delivery dates for Spacecraft to be delivered under Phase 3 shall be made pursuant to the Regular Delivery as set forth in Exhibit F and the payment plan to be considered will be the one corresponding to the Regular Delivery as set forth in Exhibit F.

(C)       Each Spacecraft which is Available for Shipment shall be transported along with associated Ground Support Equipment at Contractor’s risk and expense Delivered Duty Unpaid, Incoterms 2000, to the airport nearest to the Launch Site selected for the launch of the respective Spacecraft, unless Purchaser directs Contractor to deliver the Spacecraft to storage in accordance with Article 29.

The propellant shall be transported at Contractor’s risk and expense Delivered Duty Unpaid, Incoterms 2000, to the harbour agreed with the Launch Service Provider. The Launch Service Provider shall be responsible at its own costs to transport (i) the Spacecraft from the airport to the Launch Site, (ii) the propellant from the harbour to the Launch Site, and (iii) the Satellites and the propellant within the Launch Site.

If the Spacecraft requires repair after delivery to the Launch Site, all transportation from the Launch Site to the repair facility and back shall be at the expense of Contractor. Contractor shall be responsible at its risk and expense for removing or disposing all of its Ground Support Equipment and remaining Satellite propellant, if any, used on or brought to the Launch Site from the Launch Site after completion of launches.

The DSSs and the Satellite OBPE Software shall be transported at Contractor’s risk and expense Delivered Duty Unpaid, Incoterms 2000, to the required destination as specified in the Table above.

(D)      The Contractor shall promptly notify Purchaser in writing of any event which may delay or prevent the performance by Contractor of any of its obligations under this Contract.

Article 7.  Payment

(A)       Payment terms shall be in accordance with this Article 7 and Exhibit F to this Contract. Purchaser shall pay all invoices within thirty (30) Days after the date of receipt of an emailed invoice confirmed electronically.

(i)         Starting January 1, 2007 and until the Contract is paid in full, Contractor shall on the first Day of each quarter provide Purchaser with one (1) original of the invoice for the total amount of payments due during that quarter, including both calendar payments and payments for Milestone Events, in accordance with Exhibit F. So there is no misunderstanding, the Parties agree that the invoice for and payment of the first payment (fourth quarter of 2006) shall be handled as set forth in Article 32.

(ii)        Beginning with the quarter that starts April 1, 2007, Contractor shall deliver to Purchaser, along with each quarterly invoice, supporting documentation confirming completion of the Milestone Events which were to have been achieved during the quarter prior to the quarter in which the invoice is delivered.

(B)       Should Contractor fail to achieve during a given quarter one or more Milestone Events for which payment has already been made, then Contractor shall deduct the amount relating to each such unachieved Milestone Event from the invoice Contractor delivers at the beginning of the following quarter.

Except as set forth in the preceding sentence, any delay in the achievement of a particular Milestone Event will have no impact on the amount invoiced at the beginning of the subsequent quarter.  Any amount deducted in accordance with this Article 7(B) will be re-invoiced with supporting documentation submitted with the invoice for the quarter following completion of such Milestone Event, and Purchaser shall make payment to Contractor in accordance with such invoice after such completion.

(i)         If after five (5) Business Days from the date of receipt of an invoice, Purchaser has not notified Contractor of a dispute of the invoice, stating the reason for such dispute, then all Milestone Events scheduled to occur during the preceding quarter shall be deemed complete, and payment shall be due and payable within thirty (30) Days of receipt of the emailed invoice. For purposes of Exhibit F, a Milestone Event shall be deemed to have been completed by Contractor when all requirements associated with the particular Milestone Event shall have been completed in accordance with the provisions of the Contract.

(ii)        If Purchaser disputes only part of a Milestone Event, then Purchaser shall pay to the Contractor the amount corresponding to the undisputed portion of such Milestone Event.

The Parties agree to negotiate in good faith the settlement of the disputed portion and the agreed upon amount shall be paid by Purchaser after such settlement. No dispute with respect to the payment of any amount under this Contract shall relieve the disputing Party of its obligation to pay all other amounts due and owing under this Contract. The Parties agree that in no event shall there be a dispute about a calendar payment, and that a dispute over a Milestone Event payment shall not relieve Purchaser of its obligation to make subsequent payments.

(C)       The Parties agree that a portion of the Total Price as set forth in Article 4 amounting to one hundred forty six million eight hundred thirty one thousand five hundred thirty Euros (146,831,530 Euros) shall be invoiced in Euros and paid by Purchaser to Contractor in US Dollars based on the fixed EUR/USD exchange rate of 1 Euro = US Dollar 1.2940. This amount will not be subject to increase or decrease due to changes in exchange rates between the Euro and the US Dollar. The payment schedule for this amount payable in US Dollars is as set forth in Exhibit F. All other payments set forth in the Contract will be invoiced by and paid to Contractor in Euros.

(D)      Contractor may, from time to time, submit an invoice requesting partial payment for a partially completed Milestone Event. If Purchaser, in Purchaser’s reasonable judgment, determines such partial payment to be appropriate under the circumstances, then Purchaser shall make such partial payment, and the remainder of the Milestone Event payment shall be paid at such time as the Milestone Event is completed.

(E)           In the event that Contractor achieves any Milestone Event in advance of the scheduled achievement date provided for in Exhibit F and provided that the cumulative amount of payments shall not exceed the schedule set forth in Exhibit F, then, subject to Purchaser’s agreement, the Contractor shall be entitled to invoice the Purchaser for such achieved Milestone Event. Purchaser shall pay for any such Milestone Event, subject to having received the required supporting documentation.

(F)       Unless otherwise agreed in writing by the Party entitled to payment, all transfers of funds in accordance with this Contract from one Party to the other Party shall be sent to the receiving Party by wire transfer of immediately available funds to the following bank accounts :

Alcatel Alenia Space France

For payments in Euros :

Alcatel Alenia Space France

Société Générale Toulouse

Address : Innopole Voie 8 - BP 500 - 31316 Labège Cedex, France

Swift Code : [*]

Account n° [*]

For payments in US Dollars :

Alcatel Alenia Space France

ABN AMRO BANK

New-York Branch

Address : 55 East 52 Street, New York, New York 10055,U.S.A.

Swift Code : [*]

Routing Number : [*]

Account n° [*]

Globalstar, Inc.

For payments in US Dollars :

Union Bank of California

Address : 350 California Street, 10th Floor, San Francisco, CA 94104, U.S.A.

Routing Number : [*]

Account n° [*]

or such other account as the relevant Party may specify from time to time in writing.

Any payment due by Purchaser shall be deemed to have been made when the Contractor’s bank account has been credited of the amount of such payment.

If any payment would otherwise be due under this Contract on any Day that is not a Business Day, such payment shall be due on the succeeding Business Day.

(G)       Payments required to be made by either Party to this Contract and not received within the due date plus ten (10) Days shall bear interest at the Interest Rate for each Day from the tenth (10th) Day following the due date until the date of actual payment. Such interest due pursuant to this Article 7(G) will be included in the next quarterly invoice. In the event the Contractor elects to draw from the Escrow Account as set forth in Article 22(B), then the provisions of this Article 7(G) shall not apply.

(H)       The Contractor shall send one (1) copy of each invoice to Purchaser by email to [*] with confirming email to [*].

The Contractor may request status of payment by calling [*] in Accounts Payable at [*].

The address reference to be put on the invoice is :

Globalstar, Inc.

461 South Milpitas Boulevard

Milpitas, California 95035, U.S.A.

The Contractor may send one (1) hard copy of each invoice to Purchaser at address referenced above to the attention of [*].

(I)        All payments due and payable under the Contract shall be secured by an Escrow Account which Purchaser shall cause to be funded directly or by NEWCO in accordance with the Escrow Agreement. The amount in the Escrow Account shall at any time be equal to the aggregate amount of payments due for the two (2) following quarters as identified in Exhibit F. The funding of such Escrow Account shall be of an initial amount of forty million (40,000,000) Euros.

In the event that NEWCO is a party to the Escrow Agreement, Purchaser shall be obligated to cause NEWCO duly to perform all of its obligations under the Escrow Agreement. To the extent (if any) NEWCO does not have sufficient funds duly to perform its obligations under the Escrow Agreement, Purchaser shall be obligated to lend such funds to NEWCO as a contribution to its capital.

The Parties may mutually agree to replace the Escrow Agreement with some other form of security. In addition, upon request by Purchaser and provided Purchaser has made consistent timely payments as required, Contractor may determine if continued Escrow Agreement or security may be revisited.

Article 8.  Inspection and Acceptance

Contractor shall perform the following tests and reviews:

(A)      Spacecraft

(i)        Each Spacecraft shall undergo a Pre-Shipment Review, as described in section 5.8 of Exhibit A. Purchaser shall notify Contractor of its acceptance or objection of the Pre-Shipment Review within one (1) Day following performance of the PSR. Failure of Purchaser to so notify Contractor shall be deemed to constitute acceptance of said PSR. Upon successful completion of the Pre-Shipment Review (i.e Pre-Shipment Review complies with the provisions of section 5.8 of Exhibit A), the Parties shall sign a Pre-Shipment Review Acceptance Certificate. If Purchaser objects, it shall provide detailed reasons for such objection to Contractor within two (2) Days of performance of such Pre-Shipment Review.

Contractor shall then proceed to resolve the reason for the objection and upon resolution the Parties shall sign the Pre-Shipment Review Acceptance Certificate. After completion of the PSR, the Spacecraft shall be deemed Available for Shipment and Purchaser will provide to Contractor shipment directions.

(ii)       Upon arrival of a Spacecraft at the Launch Site, Contractor shall promptly conduct a Satellite Post-Shipment Verification Review for each Spacecraft. Thereafter, Contractor shall perform tests in accordance with the Launch Site Test Plan and relevant portions of Exhibit C, in the presence of Purchaser unless Purchaser advises Contractor that such tests can be performed in its absence.

(iii)      Contractor shall then conduct a Flight Readiness Review as set forth in section 5.10 of Exhibit A, whereupon Contractor shall either certify Spacecraft compliance or notify Purchaser of those items which fail to meet the requirements of Exhibits B and C.  Upon Contractor certification of Spacecraft compliance, or upon satisfactory completion by Contractor of other conditions sufficient to remedy those items that failed to meet the requirements of Exhibits B and C, mutually acceptable to Purchaser and Contractor, FRR shall be deemed successfully completed and Contractor shall be authorized to proceed to the Launch Readiness Review.

(iv)     Each Spacecraft shall undergo a LRR, as described in section 5.11 of Exhibit A. If the LRR complies with the provisions of section 5.11 of Exhibit A, Purchaser shall notify Contractor of its acceptance of the LRR following completion. Upon such notification, a Spacecraft shall be ready for launch unless, at any time prior to Intentional Ignition, Contractor shall notify Purchaser if a Spacecraft is not ready for launch.  Upon such notification and prior to launch, Contractor shall remedy such particulars or satisfactorily complete other conditions mutually acceptable to Purchaser and Contractor.

(v)      Final Acceptance of a Spacecraft not being delivered into storage shall occur upon Intentional Ignition, except that in case of occurrence of an event as set forth in Article 9(C), Final Acceptance shall be deemed not to have occurred. Final Acceptance of a Spacecraft being delivered into storage shall be made upon delivery of the Spacecraft to the storage site, in accordance with the provisions of Article 29.

(B)       DSSs

(i)         Contractor shall conduct a Factory Acceptance Test Review on the DSSs at Contractor’s facilities. Upon successful completion of the Factory Acceptance Test Review, Contractor shall so certify to Purchaser. Purchaser shall have two (2) Days from receipt of such certification to notify Contractor in writing of those particulars which do not meet the requirements of the Contract.

Upon such notification by Purchaser, Contractor shall remedy such particulars or satisfactorily complete other conditions mutually acceptable to Purchaser and Contractor after which Contractor shall proceed to ship each DSS to the designated DSS site. If Purchaser does not so notify Contractor within two (2) Days, Contractor shall proceed to ship each DSS to the designated DSS site.

(ii)        A Simulator Completion Review shall be conducted following full and complete installation and testing of the DSS at the designated DSS Site in accordance with Exhibit A.  Contractor and Purchaser shall, within two (2) Days after the successful completion of Simulator Completion Review, certify in writing on a form, mutually agreed, that Final Acceptance of the DSSs has occurred. If Purchaser fails to reject or certify acceptance within such two (2) Days after the successful completion of Simulator Completion Review, Final Acceptance of the DSSs shall be deemed to have occurred.

(iii)       If a DSS is non-conforming to the specifications defined in Exhibit E, Purchaser shall so notify Contractor (with detailed reasons for such non-compliance given in the notification), and such non-compliance shall be corrected by Contractor.  Upon such correction, followed by a delta Simulator Completion Review, if necessary, acceptable to Purchaser, Final Acceptance shall be deemed to have occurred.

(C)       Upon completion of a Milestone Event other than for PSRs as set forth in Article 8 (A), Contractor shall issue and send to Purchaser a Milestone Event acceptance certificate. Purchaser shall notify Contractor of its acceptance or rejection of a Milestone Event within five (5) Business Days from the date of receipt of the Milestone Event acceptance certificate, failing which such Milestone Event shall be deemed successfully completed. In case of acceptance, the Parties shall sign the Milestone Event acceptance certificate. In case of rejection, Purchaser shall state in writing the reasons for such rejection and Contractor shall implement necessary corrective measures. After such correction to the satisfaction of Purchaser, such Milestone Event shall be deemed successfully completed and the Parties shall sign the Milestone Event acceptance certificate.

Article 9.  Title and Risk of Loss

(A)                              Subject to the provisions of this Contract:

(i)    title to and risk of loss for a Spacecraft and propellant on board such Spacecraft shall pass from Contractor to Purchaser upon Intentional Ignition, except as provided in Articles 9(C) and 9(E).

(ii)   risk of loss for DSSs shall pass from Contractor to Purchaser upon Delivery to the place set forth in Article 6. Title to DSS shall pass from Contractor to Purchaser upon Final Acceptance thereof.

(iii)  risk of loss and title to for the Satellite OBPE Software shall pass from Contractor to Purchaser upon Delivery to the place set forth in Article 6.

Any loss or damage to such items prior to Purchaser’s assumption of risk of loss shall be at Contractor’s risk, unless such loss or damage is caused by the negligent acts or omissions or willful misconduct of Purchaser.

(B)       Title to Spacecraft, propellant on board the Spacecraft, Satellite OBPE Software and DSSs shall pass to Purchaser free and clear of any claims, liens, encumbrances and security interests of any nature. Contractor shall not grant to third parties any lien, encumbrance or security interest of any nature on Spacecraft, propellant on board the Spacecraft, Satellite OBPE Software and DSSs.

(C)       Contractor hereby agrees following Intentional Ignition, should the launch sequence be successfully terminated prior to lift-off of the Launch Vehicle, then at the subsequent time the launch pad is declared safe by the Launch Services Provider, title, care, custody and control and risk of loss to Spacecraft and propellant shall revert to Contractor.  In the event of such an occurrence, Contractor shall be paid by Purchaser for additional documented costs, if any, incurred by Contractor in relation to additional premium due directly as the result of an extension by it of any insurance policy it may have relating to the Spacecraft. This paragraph may be adjusted as necessary to be consistent with the Launch Services Agreement and the Launch Insurance policy.

(D)      Should the subsequent launch following an aborted launch as set forth in Article 9(C) above, be delayed through no fault of Contractor, and any Spacecraft has to be removed from the Launch Vehicle and has to be returned to Contractor’s facility or a designated storage site at Launch Site, all costs resulting from extension of the period for the launch campaign (including costs associated with on-orbit support personnel already deployed to other locations) shipping costs, costs for re-testing and restoring the Spacecraft to flight-worthy condition, off-site storage charges (if any) and insurance coverage for return to the Launch Site and subsequent launch will be at Purchaser’s expense, as determined pursuant to Article 19(C).

(E)       In the event a Spacecraft is placed in storage as set forth in Article 29(A), title and risk of loss to such Spacecraft shall pass to Purchaser upon both completion of the tasks specified for placement into storage as required by the Storage Plan and payment to Contractor of all outstanding amounts as set forth in Exhibit F less an amount of [*] Euros per Spacecraft stored corresponding to the portion of the Launch Support Services and MOSS not yet performed. This amount will be paid to Contractor at the time of removal of the Spacecraft from storage.

Prior to storage, Contractor shall file (or shall cause a Subcontractor to file), on behalf of Purchaser and at Purchaser’s expense, necessary application with custom authorities for the issuance of an active job processing, or any other adequate instrument, with respect to a stored Spacecraft in order to get an exemption of taxes and duties.

Article 10.  Access to Work in Progress

(A)      Subject to applicable government regulations, Contractor shall afford Purchaser access to all WIP, including without limitation Technical Data and information, test data, documentation (not containing cost information), testing and hardware, being performed at Contractor’s facilities pursuant to this Contract during the period of Contract performance as set forth in section 1.5 of Exhibit A, provided that such access does not unreasonably interfere with such WIP or any other work.

(B)       Contractor shall afford Purchaser access to WIP being performed pursuant to this Contract in Subcontractor’s facilities to the extent Contractor obtains such access, subject to the right of Contractor to accompany Purchaser on any such visit and subject further to the execution by Purchaser of such non-disclosure or similar agreements as may be required by Subcontractors. Contractor shall use its best efforts to obtain access to the WIP being performed in Subcontractor’s facilities.

Article 11.  Progress Meeting, Presentations and Reports

(A)      In addition to any other meetings called for under the provisions of this Contract, Contractor shall provide the personnel, facilities, materials and support to conduct the following meetings and presentations with Purchaser, provided that such meetings and presentations do not unreasonably interfere with Contractor’s performance : (i) informal Program Manager meetings ; (ii) informal project level technical review meetings ; and (iii) management level presentations as deemed appropriate by Contractor or Purchaser’s management and subject to reasonable prior notice by Purchaser.

(B)       Contractor shall deliver to Purchaser all reports as described in Exhibit A. The Parties agree to utilize a secure, electronic-based system for delivery of reports and documents (which may include exceptions on its use for certain documents).

Article 12.  Intellectual Property Rights

(A)      Purchaser shall protect all Intellectual Property to which Purchaser has a right of access pursuant to Article 10, or that is or may be disclosed by Contractor to Purchaser, from disclosure to third parties in the same manner in which Purchaser protects its own IP, in accordance with and subject to Article 14.

(B)       Notwithstanding any other provision of this Contract, the ownership in and title to Background IP delivered to Purchaser by Contractor in accordance with this Contract shall remain in Contractor or its licensors.  Contractor hereby grants to Purchaser a fully paid up, non-exclusive, perpetual, irrevocable (except as set forth herein), world-wide and non-transferable (except as part of a sale of the business or by operation of law) license (with right to sublicense to third parties) to use, duplicate, adapt, make derivatives and disclose its Background IP (and its related documentation) and other Deliverable Items for the the use, operation, enhancement and maintenance of the Globalstar System pursuant to this Contract and the existing Globalstar network.

(C)       Title to all Foreground IP shall remain with Contractor, provided, that Contractor shall not use or have, or permit others to use, Foreground IP related to the payload of the Spacecraft for the purpose of engaging in business activity that would be in direct competition with the Globalstar System. Contractor hereby grants to Purchaser a fully paid up, non-exclusive, perpetual, irrevocable (except as set forth herein), world-wide and non-transferable (except as part of a sale of the business or by operation of law) license (with right to sublicense to third parties) to use, duplicate, adapt, make derivatives and disclose its Foreground IP (and its related documentation) and other Deliverable Items for the use, operation, enhancement and maintenance of the Globalstar System pursuant to this Contract, the existing Globalstar network and future similar contracts and such Globalstar network as it will exist under such future similar contracts.

(D)      Purchaser hereby grants to Contractor a fully paid up, non-exclusive, perpetual, irrevocable (except as set forth herein), world-wide and non-transferable (except as part of a sale of the business or by operation of law) license (with right to disclose to Subcontractors who are signatories of the TAA as set forth in Appendix 2) to use, adapt and disclose the patents identified as being “granted” as set forth in Exhibit I for the purpose of performance of the Work under this Contract. In addition, Contractor reserves the right to request and receive copies of Technical Data which are owned by Purchaser for use for the performance of the Work.  Purchaser grants to Contractor a license to use such Technical Data under the same type of license as Purchaser grants to Contractor in this Article 12(D), subject to the TAA.

Article 13.  Public Release of Information

(A)      During the term of this Contract, neither Party, nor its affiliates, subcontractors, employees, agents and consultants, shall release items of publicity of any kind including, without limitation, news releases, articles, brochures, advertisements, prepared speeches, company reports or other information releases related to the work performed hereunder, including the denial or confirmation thereof, without the other Party’s prior written consent.

(B)       Notwithstanding the foregoing, it is understood by the Parties that Contractor is authorized to release information relative to the Work as may be required to notify its other customers as to satellite performance issues, provided that such information shall contain no identification of Purchaser or Purchaser’s designation of Work, subject to government requirements.

(C)       Nothing contained herein or in the Mutual Nondisclosure Agreement between Purchaser and Contractor, dated November 2, 2006 shall be deemed to prohibit either Party from disclosing this Contract, in whole or in part, or information relating thereto (i) as may be required by the rules and regulations of a government agency with jurisdiction over the disclosing Party or a stock exchange on which the disclosing Party’s shares are then listed, (ii) as may be required by a subpoena or other legal process (iii) in any action to enforce its rights under this Agreement, (iv) to its lenders under appropriate assurances of confidentiality for the benefit of the disclosing Party or (v) to its auditors, attorneys and other professional advisors in the ordinary course, provided that such auditors, attorney and advisors have contractual or professional obligations to maintain the confidentiality of the disclosed material. The disclosing Party shall use reasonable commercial efforts to disclose only such information as it believes in good faith it is legally required to disclose pursuant to clauses (i) or (ii), above, and will seek, to the extent reasonably available under applicable rules, to obtain confidential treatment for any information either Party reasonably considers trade secrets and that is required to be disclosed. To the extent practicable, the disclosing Party shall provide the other Party with a reasonable opportunity in advance of disclosure to request redactions or deletions of specific terms and provisions of the Contract and shall accommodate those requests to the extent reasonably consistent with applicable confidential treatment rules.

(D)       Within a reasonable time prior to a proposed issuance of news releases, articles, brochures, advertisements, prepared speeches, and other such information releases concerning the Work performed hereunder, the Party desiring to release such information shall request the written approval of the other Party concerning the content and timing of such releases.  The Parties anticipate the issuance of press releases in connection with the execution of the Contract, which press releases shall be subject to approval by both Parties prior to release.

Article 14.  Confidentiality

The Parties agree that all exchanges of proprietary information shall be governed by the Mutual Nondisclosure Agreement between Purchaser and Contractor, dated November 2, 2006 as set forth in Appendix 1, as such Agreement may be amended.

Article 15.  Intellectual Property Rights Indemnity

(A)      Contractor shall indemnify, defend and hold harmless Purchaser and its affiliates and their respective directors, officers, agents and employees, against any claims, damages, losses, costs (including attorneys’ fees) incurred in connection with any claim, suit, or proceeding asserted or filed against Purchaser relating to infringement of any patent, copyright, trade secret, trademark or other proprietary right based on the laws of the United States and EU, or a country where Contractor or any Subcontractor is located (except that such indemnification shall not apply to any patent identified as being “granted” as set forth in Exhibit I), by any Spacecraft or DSS to be delivered hereunder, or any part thereof or arising out of Contractor’s performance of its obligations under the Contract.  Purchaser shall notify Contractor promptly in writing of any such claim, suit or proceeding, and give Contractor proper and full information, of which it is aware, and reasonable assistance to settle and/or to defend any such claim, suit, or proceeding. At its option and expense, Purchaser may participate in the defense of such claim, suit or proceeding with counsel of its own choosing. In addition, the indemnification shall also apply if in the reasonable opinion of Contractor’s outside intellectual property counsel, any Spacecraft or DSS to be delivered hereunder or any part thereof may become the subject of any claim, suit, or proceeding for infringement of any such patent, copyright, trade secret, trademark or other proprietary right.

(B)       In case of such a claim as set forth in Article 15(A), Contractor shall, at its option and expense, either (i) procure for Purchaser the right under such patent, copyright, trade secret, trademark or other proprietary right, to use, lease, or sell, as appropriate, such Spacecraft or DSS, or part thereof, or (ii) replace or modify such Spacecraft or DSS, or part thereof, so that it becomes non-infringing but continues to meet the requirements of the Contract.

(C)       Contractor shall have no liability for and the provisions of Article 15(A) shall not apply for any infringement arising from (i) the combination of such Spacecraft or DSS, part thereof or process practiced therein with any other Spacecraft or DSS or part not furnished to Purchaser by Contractor unless such Spacecraft or DSS, part or process furnished by Contractor contributorily infringes, or (ii) the modification of such Spacecraft or DSS, part thereof or process practiced therein, unless such modification was made or authorized by Contractor, or (iii) the use of any patent identified as being “granted” as set forth in Exhibit I.

(D)      Contractor’s total liability to Purchaser under this Article 15 shall not exceed [*] of the Total Price. This Article 15 states the entire obligation of Contractor and the exclusive remedy of Purchaser, with respect to any alleged patent, copyright, trade secret or trademark infringement by such product or part or process.

Article 16.  Limitation of Liability

(A)      THE PARTIES EXPRESSLY RECOGNIZE THAT COMMERCIAL SPACE VENTURES INVOLVE SUBSTANTIAL RISKS AND RECOGNIZE THE COMMERCIAL NEED TO DEFINE, APPORTION AND LIMIT CONTRACTUALLY ALL OF THE RISKS ASSOCIATED WITH THIS COMMERCIAL SPACE VENTURE.  THE PAYMENTS AND OTHER REMEDIES EXPRESSLY SET FORTH IN THIS CONTRACT FULLY REFLECT THE PARTIES’ NEGOTIATIONS, INTENTIONS AND BARGAINED-FOR ALLOCATION OF THE RISKS ASSOCIATED WITH COMMERCIAL SPACE VENTURES.

EXCEPT AS SPECIFICALLY PROVIDED IN THIS CONTRACT, CONTRACTOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONTRACT OR THE PERFORMANCE OF THE CONTRACTOR OR THE WORK HEREUNDER, WHETHER ARISING AT LAW OR IN EQUITY AND ALL SUCH WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY ARE, TO THE EXTENT PERMITTED BY LAW, EXCLUDED.

(B)       IN NO EVENT SHALL CONTRACTOR OR ITS SUBCONTRACTORS BE LIABLE TO PURCHASER FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES (INCLUDING ANY LOSS OF PROFIT OR ANY OTHER SIMILAR LOSS) WHETHER ARISING IN CONTRACT, TORT, STRICT LIABILITY, OR UNDER ANY OTHER THEORY OF LIABILITY RESULTING FROM ANY BREACH OF THIS CONTRACT OR WITH RESPECT TO ANY DEFECT, NON-CONFORMANCE OR DEFICIENCY IN ANY INFORMATION, INSTRUCTIONS, SERVICES OR OTHER THINGS PROVIDED PURSUANT TO THIS CONTRACT.  THE FOREGOING EXCLUSION SHALL APPLY WHETHER OR NOT FORESEEABLE OR EVEN IF CONTRACTOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  SPECIFICALLY, BUT WITHOUT LIMITATION TO THE FOREGOING, CONTRACTOR AND ITS SUBCONTRACTORS SHALL NOT BE LIABLE TO PURCHASER FOR ANY SUCH DAMAGES RESULTING FROM ANY LOSS OR DESTRUCTION OF A SPACECRAFT OR FAILURE OF A SPACECRAFT OR ITS SUBSYSTEMS TO OPERATE SATISFACTORILY.

(C)       IN NO EVENT SHALL PURCHASER BE LIABLE TO CONTRACTOR OR ITS SUBCONTRACTORS FOR INCIDENTAL, INDIRECT, ONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES (INCLUDING ANY LOSS OF PROFIT OR ANY OTHER SIMILAR LOSS) WHETHER ARISING IN CONTRACT, TORT, STRICT LIABILITY, OR UNDER ANY OTHER THEORY OF LIABILITY RESULTING FROM ANY BREACH OF THIS CONTRACT.  THE FOREGOING EXCLUSION SHALL APPLY WHETHER OR NOT FORESEEABLE OR EVEN IF PURCHASER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(D)      PURCHASER AND CONTRACTOR SHALL BE BOUND TO THE FLOW-DOWN REQUIREMENTS OF THE LAUNCH SERVICES AGREEMENT APPLICABLE TO CONTRACTOR REGARDING ALLOCATIONS OF RISK, WAIVERS OF SUBROGATION, INDEMNIFICATIONS AND INTER-PARTY WAIVERS OF LIABILITY INVOLVED IN LAUNCH OPERATIONS.  SUCH FLOW-DOWN SHALL BE INCLUDED IN AN AMENDMENT TO THIS CONTRACT TO BE ENTERED INTO AND CONFIRMED BETWEEN THE PARTIES PRIOR TO THE COMMENCEMENT OF LAUNCH SUPPORT SERVICES.

(E)       PURCHASER AGREES TO ENTER INTO AGREEMENTS WITH THE LAUNCH SERVICES PROVIDER TO DISCLAIM ANY LIABILITY OF CONTRACTOR TO THE LAUNCH SERVICES PROVIDER FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES. PURCHASER ALSO AGREES TO CAUSE ITS LAUNCH RISK INSURERS TO WAIVE ALL RIGHTS OF SUBROGATION AGAINST CONTRACTOR AND SUBCONTRACTORS.

(F)        BOTH PARTIES’ SOLE AND EXCLUSIVE REMEDIES AND OBLIGATIONS FOR ANY BREACH OF THIS CONTRACT OR WITH RESPECT TO ANY DEFECT, NON-CONFORMANCE OR DEFICIENCY IN ANY INFORMATION, INSTRUCTIONS, GOODS, SERVICES OR OTHER THINGS PROVIDED PURSUANT TO THIS CONTRACT ARE LIMITED TO THOSE SET FORTH IN THIS CONTRACT, AND ALL OTHER REMEDIES OR RECOURSE AGAINST THE OTHER PARTY OF ANY KIND ARE EXPRESSLY DISCLAIMED AND FOREVER WAIVED.

(G)       NOTWITHSTANDING ANY OTHER LANGUAGE IN THIS CONTRACT TO THE CONTRARY, CONTRACTOR’S TOTAL LIABILITY TO PURCHASER SHALL NOT EXCEED (i) [*] OF THE TOTAL PRICE IN CASE OF REGULAR DELIVERY AND (ii) [*] OF THE TOTAL PRICE IN CASE OF ACCELERATED SCENARIO. NOTWITHSTANDING ANY OTHER LANGUAGE IN THIS CONTRACT TO THE CONTRARY, PURCHASER’S TOTAL LIABILITY TO CONTRACTOR SHALL NOT EXCEED [*] LESS ANY PAYMENTS MADE.

Article 17.  Excusable Delays

(A)      Any delay or failure in the performance of a Party’s obligations under this Contract (other than payment obligations) shall be excused, and such Party will not be liable for, or be in default for, such delay or non-performance, if the cause of the delay or non-performance is, in whole or in part, beyond such Party’s reasonable control and without the negligence of such Party (or its Subcontractors at any tier).

Purchaser acknowledges that following the end of an excusable delay event, Contractor shall resume full performance as soon as commercially practicable after the end of an excusable delay event, and the schedule of performance shall be deemed modified to reflect such recommencement of performance. Payments obligations of Purchaser shall be suspended only for the portion of Contractor’s performance of Work affected by the excusable delay.

(B)       Excusable delays shall be conclusively deemed to include, but are not limited to Acts of God or of the public enemy; acts or omissions of governmental bodies, including the FCC, in their sovereign capacities or contractual capacities (including the inability to obtain and/or the suspension, withdrawal, or non-renewal of export or import licenses required for the performance of the Contract); acts of war (declared or undeclared), fires, earthquakes, floods, other unusually severe weather conditions such as hurricanes, tornadoes and typhoons, epidemics, quarantine restrictions, strikes, component or parts alerts, labor and other industrial disputes, terrorist acts and freight embargoes sabotage, riots, theft; introduction of malicious code; failures or interruptions in essential services or equipment (e.g., electrical power, telecommunications, fuels, water); embargoes and other transportation failures.

(C)       The Party whose performance is delayed under Section 17(A) shall give notice in writing to the other Party within seven (7) Business Days after an excusable delay shall have occurred or such notifying Party knows of an excusable delay, whichever is later.  Notwithstanding the foregoing, a Party’s failure to provide such notice shall not prevent such an event from qualifying as an excusable delay, except to the extent the failure to so notify prejudices the other Party’s ability to mitigate the impact of the delay or non performance.  Such notice shall also be given at the termination of the excusable delay. The delivery requirements shall only be extended, upon mutual agreement of the Parties, by such period of time as is justified by the evidence forwarded in the notice, but in any event not less than one (1) Day for one (1) Day of excusable delay.

(D)      Should excusable delays total, or be likely to total, six (6) consecutive months or more, Purchaser, at its option, may terminate this Contract with respect to unlaunched Spacecraft by written notice to Contractor and the conditions of Article 21 shall apply. Purchaser’s right to terminate pursuant to this Article 17(D) shall not apply to the extent that excusable delays do not affect Contractor’s ability to perform (i.e., such excusable delays affect Purchaser only).

Article 18.  Liquidated Damages for Late Delivery

(A)      Contractor understands that delays in Delivery of Satellites required herein may cause Purchaser to incur additional cost, loss of revenues and other damages, which damages are difficult to estimate but the Parties acknowledge are likely to be significant.  Accordingly, the Parties agree to fixed and liquidated damages for late Delivery of Satellites which damages are intended to be compensatory, not a penalty and are in lieu of actual damages incurred by the Purchaser.

(B)       The required Delivery Dates for Spacecraft under this Contract are the following :

Satellites completed PSR	Date of PSR (Regular)	Date of PSR (Accelerated)	Date of PSR (Aggressively Accelerated)
TOTAL: 5 Satellites (FM 2,3,4,5,6)	Sep 30, 2009	Sep 30, 2009	Sep 30, 2009
TOTAL: 9 Satellites (FM 7,8,9,10)	Nov 13, 2009	Nov 13, 2009	Nov 13, 2009
TOTAL:13 Satellites (FM 11,12,13,14)	Dec 11, 2009	Dec 11, 2009	Dec 11, 2009
TOTAL: 17 Satellites (FM 15,16,17,18)	Jan 8, 2010	Jan 8, 2010	Jan 8, 2010
TOTAL: 21 Satellites (FM 19,20,21,22)	Feb 5, 2010	Feb 5, 2010	Feb 5, 2010
TOTAL: 24 Satellites (FM 23,24,25)	Feb 26, 2010	N/A	N/A
TOTAL: 29 Satellites (FM 26,27,28,29,30)	Mar 26, 2012	N/A	N/A
TOTAL: 33 Satellites (FM 31,32,33,34)	Jul 24, 2012	N/A	N/A
TOTAL: 37 Satellites (FM 35,36,37,38)	Nov 21, 2012	N/A	N/A
TOTAL: 41 Satellites (FM 39, 40, 41, 42)	Mar 21, 2013	N/A	N/A
TOTAL: 45 Satellites (FM 43,44,45,46)	Jul 19, 2013	N/A	N/A
TOTAL: 48 Satellites (FM 47,48, PFM1)	Sep 17, 2013	N/A	N/A
TOTAL: 25 Satellites (FM 23,24,25,26)	N/A	Feb 26, 2010	Mar 5, 2010
TOTAL: 29 Satellites (FM 27,28,29,30)	N/A	Jun 26, 2010	Apr 2, 2010
TOTAL: 33 Satellites (FM 31,32,33,34)	N/A	Oct 24, 2010	Apr 30, 2010
TOTAL: 37 Satellites (FM 35,36,37,38)	N/A	Feb 21, 2011	May 28, 2010
TOTAL: 41 Satellites (FM 39,40,41,42)	N/A	Jun 21, 2011	Jun 25, 2010
TOTAL: 45 Satellites (FM 43, 44,45,46)	N/A	Oct 18, 2011	Jul 23, 2010
TOTAL: 48 Satellites (FM 47,48, PFM1)	N/A	Dec 18, 2011	Aug 6, 2010

The Parties agree that they will negotiate in good faith to create a Table, to substitute for the above Table, reflecting the actual number of Spacecraft per Batch (the first Batch to include appropriate spare Spacecraft(s)) in alignment with Purchaser’s selected Launch Services Agreement commitments for the numbers of Spacecraft per launch.

(C)       In the event Contractor has not successfully completed PSR for the last Spacecraft of each Batch as set forth in the Table in Article 18(B) on or before the sixtieth (60th) Day (90th Day for the first Batch) after each respective date set forth in such Table, then for each Day thereafter that the PSR of such Spacecraft has not been successfully completed beyond such sixty (60) Days period (90 Days for the first Batch) until completion of the PSR for the last Spacecraft of each Batch, Contractor agrees to pay Purchaser, as liquidated damages, the following amount :

Maximum liquidated damages per Spacecraft	Regular Delivery	Accelerated Scenario
Phase 2 – First Batch Maximum liquidated damages per Spacecraft per Day	[*]	[*]
Phase 2 – First Batch Maximum aggregate liquidated damages per Spacecraft	[*]	[*]
Phase 2 – other Batches Maximum liquidated damages per Spacecraft per Day	[*]	[*]
Phase 2 – other Batches Maximum aggregate liquidated damages per Spacecraft	[*]	[*]
Phase 3 – all Batches Maximum liquidated damages per Spacecraft and per Day	[*]	[*]
Phase 3 – all Batches Maximum aggregate liquidated damages per Spacecraft	[*]	[*]
TOTAL	[*]	[*]

For the sake of clarification, the liquidated damages to be paid for a Batch shall be calculated by multiplying the appropriate amount set forth in the Table above for liquidated damages per Spacecraft per Day, times the number of Satellites in the Batch, times the number of Days’ delay after the grace period as set forth above.

In the event of occurrence of an unforeseen technical event which is demonstrated by Contractor to be the cause of delays on subsequent Spacecraft deliveries, Contractor and Purchaser shall endeavour, in good faith, to define the best solution allowing to minimize the impacts of Spacecraft delivery for Purchaser and the cumulative amount of liquidated damages for Contractor.

The maximum payment to Purchaser for liquidated damages under this Article 18 for each Satellite shall be limited as defined in the Table above. The maximum overall aggregate payment to Purchaser for liquidated damages under this Article 18 shall be limited as defined in the Table above.

(D)       Payment of liquidated damages due to Purchaser shall be made within thirty (30) Days after receipt of an emailed invoice by Contractor from Purchaser.

(E)        Delays in delivery shall be excused and the delivery date(s) shall be extended, as appropriate, to reflect the following conditions :

(i)         if delay in PSR is due to any cause referred to in Article 17 ; or

(ii)        in the event the TRB of the PFM is not successfully completed, then as a result thereof Contractor shall not be liable for liquidated damages for each Spacecraft for which PSR has been successfully completed prior to the time of such TRB completion ; or

(iii)       the execution of a Stop Work pursuant to Article 22 which results in an extension of the Delivery Schedule ; or

(iv)       if the delay is due to a cause or causes attributable to the Purchaser ; or

(v)        if Purchaser elects to store a Spacecraft as set forth in Article 29 which election was not based on Contractor’s delay ; or

(vi)       if a concurrent delay exists which prevents Purchaser from commencing launch of the Satellites that are independent of Contractor’s obligation pursuant to this Contract (i.e the launch is delayed for reasons not attributable to the Satellites).

(F)        The liquidated damages set forth herein reflect the mutual agreement of the Parties as fair and reasonable compensation for a delay in Delivery.

Article 19.  Request For Deviation (RFD)/Request For Waivers (RFW) and Changes

(A)       Should Contractor desire to deviate from the requirements of a specific item of the Work, it shall submit to Purchaser an RFD/RFW, as set forth in section 2.9.2 of Exhibit A.

Contractor shall submit RFD/RFWs to the Purchaser promptly as and when they occur.  Before Purchaser shall grant a deviation or waiver, it may negotiate in good faith with Contractor a mutually acceptable consideration therefor.

(B)       Purchaser may from time to time between the EDC and completion of this Contract, by written change order issued by Purchaser, make changes within the general scope of this Contract regarding the Spacecraft or DSSs, the services or in any drawings, designs, specifications, methods of shipment or packing, quantities of items, places of delivery, additional Work, or the omission of Work. Procedures for implementing such changes may be similar to RFD/RFWs submitted by Contractor pursuant to Article 19(A), with the Parties negotiating the terms of the change order, including the price therefor, before the change order becomes effective, or Purchaser may issue the change order without such negotiation, as set forth in Article 19(C).

(C)       If any change order causes an increase or decrease in the costs of, or the time required for, Contractor’s obligations under this Contract, and the Parties do not negotiate such terms before the change order becomes effective, in accordance with Article 19(B), an equitable adjustment in the price or Delivery Schedule or both shall thereafter be negotiated by the Parties and this Contract shall be modified in writing accordingly provided that Contractor shall begin the work related to the change if and when Contractor has received from Purchaser a financial commitment acceptable to Contractor to begin such work. Any claim for adjustment under this Article shall be deemed waived unless asserted in writing (with the amount of the claim) within forty-five (45) Days from the date of receipt by Contractor of the change order.

Article 20.  Termination for Default

(A)       Purchaser may, by written notice to Contractor, issue a written notice of Default (the “Default Notice”) to Contractor, if :

(i)         there is a material breach by Contractor in the technical compliance during the PFM Payload assembly, integration and test, in accordance with the Contract ; or

(ii)        there is a material breach by Contractor in the technical compliance during the PFM Spacecraft assembly, integration and test, in accordance with the Contract ; or

(iii)       as to each PSR date set forth in Article 18(B), Contractor fails to satisfactorily complete the required PSR twelve (12) months after such date for the last Satellite of the first Batch and nine (9) months after such date for the last Satellite of the subsequent Batches.

After Purchaser issues a Default Notice in connection with any of the circumstances in Article 20(A)(i) or (ii), Contractor shall within ninety (90) Days of such notice submit to Purchaser a plan (“Plan”) for remedying such Default. If the Plan demonstrates to the mutual agreement of the Parties that the PSR for the last Satellite of the first Batch of Satellites to be launched will be completed within the time specified in Article 18(B) plus twelve (12) months, then such Plan shall be implemented by Contractor and the Delivery Schedule shall be adjusted as the Parties shall mutually agree. Contractor may also suggest a Plan that does not result in the PSR for the last Satellite of the first Batch being completed within the time specified in Article 18(B) plus twelve (12) months, provided that Purchaser shall in its sole discretion either accept or reject such a Plan by written notice sent to Contractor within ten (10) Business Days. In case of rejection, Purchaser may terminate the Contract by written notice of termination as set forth in Article 20(B).

(B)       If Purchaser gives Contractor a Default Notice and Contractor fails to respond to within the time period (if any) specified above in Article 20(A), Purchaser may terminate this Contract upon notice (the “Termination Notice”) to Contractor and without further period for cure.

In the event of a termination pursuant to this Article 20(B), then, on demand from Purchaser, Contractor will refund all payments made by Purchaser less any amounts due under Article 18. Except as provided in Article 9(C), no refund shall be made with respect to Spacecraft already launched at the time of termination and for Spacecraft or DSSs for which Final Acceptance has occurred at the time of termination.  Contractor shall make this refund within thirty (30) Days of receipt of Purchaser’s written notice of termination of this Contract.  In the event that Purchaser demands the refund as described above, then such refund shall be Purchaser’s sole and exclusive remedy for such termination.

Contractor shall keep title and ownership to all terminated WIP. Purchaser shall take all reasonable necessary action for the protection and preservation of the Work in possession of Purchaser in which Contractor has an interest under this Contract, and Purchaser shall deliver to Contractor such work in its possession at Contractor’s expense.

(C)       If, after notice of termination under the provisions of this Article, it is determined that Contractor was not in default under the provisions of this Article or that the delay was excusable under the provisions of Article 17, the rights and obligations of the Parties shall be the same as if notice of termination had been issued pursuant to Article 21.

(D)       So there is no misunderstanding, it is agreed that Purchaser shall not be entitled to terminate the Contract for default with respect to any Deliverable Item after delivery of such Deliverable Item. In addition, termination of the Contract shall not affect Contractor’s obligations as set forth in the Contract with respect to Spacecraft and other Deliverable Items already delivered.

Article 21.  Termination for Convenience

(A)      Purchaser, by written notice to Contractor to be effective six (6) months following the date of such notice, may terminate this Contract in whole or in part for its convenience in accordance with the terms of this Article 21. In such case, Contractor shall immediately stop Work as directed in the termination notice and make its reasonable best efforts to mitigate costs.

(B)       In case of termination for convenience, Contractor shall be entitled to be paid the lesser of (i) all actual costs, direct and indirect, incurred by Contractor (Value Added Tax payable by Contractor on such costs as a result of such termination shall be documented to Purchaser, added to such costs and paid by Purchaser) for all Work performed plus actual termination costs incurred by Contractor and its Subcontractors and to receive, in addition, an amount representing [*] profit, before taxes, on such costs less amounts previously paid by Purchaser to Contractor pursuant to this Contract or (ii) the maximum aggregate payments to be made as set forth in Exhibit F for the two (2) quarters following the date of notice as set forth in Article 21(A). The costs will include the impact (either gain or loss) of cancellation of hedging in place at the time of termination with respect to the portion of the Total Price referred to in Article 7(C) for which corresponding payments have not been received from Purchaser. A claim for such costs shall be submitted by Contractor to Purchaser within sixty (60) Days from the date of notice of termination. The Parties shall agree upon the final termination charges to be paid to Contractor within thirty (30) Days after the date of submission by Contractor of its claim.

(C)       Purchaser shall pay Contractor the termination charges within thirty (30) Days following the date of receipt of an invoice from Contractor. Final payment shall be the amount of the total termination charges less amounts previously paid by Purchaser to Contractor pursuant to this Contract.  In the event the amount of these credits exceeds the amount of the total termination charges, Contractor will refund the excess to Purchaser within thirty (30) Days following the date of receipt of an invoice from Purchaser.

Subject to the prior approval of Purchaser and subject to restrictions that may be imposed under applicable Governmental authorizations, title to all WIP shall transfer to Purchaser after payment. The license granted to Purchaser under Article 12 shall continue for the period of use of any Deliverable Items not terminated.

If requested by Purchaser and to the extent reasonably practicable, Contractor shall use commercially reasonable efforts to re-sell or re-use on other programs all WIP (or parts thereof) for the benefit of Purchaser.  In such case, the fair market value of such WIP that Contractor re-uses or re-sells, as negotiated in good faith by the Parties, less the reasonable and demonstrable costs of storage and the reasonable costs incurred by Contractor for reusing and/or reselling such items, shall be deducted from the termination charges or added to the termination credit.

(D)      Notwithstanding the provisions of this Article 21, Purchaser shall not be entitled to terminate the Contract for convenience with respect to a Spacecraft after its Intentional Ignition.

Article 22.  Stop Work

(A)      Stop Work by Purchaser

(i)        Purchaser may, at any time, by written notice to Contractor (“the Stop Work Order”), direct Contractor to suspend performance of the Work for a maximum cumulative duration of six (6) months and with a maximum number of suspensions of two (2). Said Stop Work Order shall specify the date of suspension and the estimated duration of the suspension. Upon receiving any such Stop Work Order, Contractor shall promptly suspend further performance of the Work to the extent specified, and during the period of such suspension shall properly care for and protect all WIP and materials, supplies, and equipment Contractor has on hand for performance of the Work.

(ii)       Purchaser may, at any time during the stop Work, either (a) direct Contractor to resume performance of the Work by written notice to Contractor, and Contractor shall resume diligent performance of the Work, provided that (x) the Delivery Schedule is adjusted to reflect the stop Work and the time required by Contractor to recommence performance, (y) other affected provisions of the Contract shall be adjusted, and (z) Contractor is compensated for its costs as defined in Article 22(A)(iii) below; or (b) terminate the Contract pursuant to Article 21, in which case the costs incurred by Contractor and its Subcontractors as a result of the stop Work as defined in Article 22(A)(iii) shall be added to the termination charges to be paid pursuant to Article 21.

(iii)      Contractor shall be compensated for any additional, direct, out-of-pocket costs reasonably incurred by Contractor or the Subcontractors as a result of such suspension and resumption of Work. Contractor shall invoice Purchaser for such costs, and Purchaser shall pay such invoice within thirty (30) Days from the date of invoice. Invoices will not be issued more frequently than one (1) per month during a stop Work.

(B)           Stop Work by Contractor

(i)    In the event Purchaser fails to make any payment in due time as required pursuant to this Contract, Contractor shall notify Purchaser in writing of such failure. If such failure is not cured by Purchaser within ten (10) Days after the date of such notification made by Contractor, Contractor shall be entitled to draw immediately the unpaid amount from the Escrow Account.

In such case, Purchaser shall replenish, or cause NEWCO to replenish, the Escrow Account so that the amount of such Escrow Account shall equal the aggregate amount of payments due for the two (2) following quarters as identified in Exhibit F. In the event that NEWCO is a party to the Escrow Agreement and to the extent NEWCO does not have sufficient funds to replenish, Purchaser shall lend such funds to NEWCO. In the event Purchaser or NEWCO fails to replenish the Escrow Account within thirty (30) Days from the date of notification of the failure made by Contractor as defined above, Contractor shall be entitled to immediately stop the Work under this Contract.

If Purchaser or NEWCO fails to replenish the Escrow Account within thirty (30) Days from the date Contractor has stopped the Work as defined above, Contractor shall be entitled to immediately terminate the Contract by written notice sent to Purchaser and the provisions of Article 22(B)(iv) shall apply.

If Purchaser or NEWCO replenishes the Escrow Account on or before thirty (30) Days from the date Contractor has stopped the Work as defined above, Contractor shall resume any Work suspended as reasonably and promptly as possible provided that (a) Purchaser has paid to Contractor all costs and expenses incurred as a result of the stop Work hereunder and (b) the schedule of the Contract shall be adjusted (provided such schedule adjustment shall not be less than one Day for each Day of Work stoppage).

(ii)   In the event Purchaser or NEWCO fails at any time during the performance of the Contract to maintain the Escrow Account so that the amount of such Escrow Account shall equal the aggregate amount of payments due for the two (2) following quarters as identified in Exhibit F with a validity of six (6) months, Contractor shall notify Purchaser and NEWCO (as appropriate) in writing of such failure. If such failure is not cured by Purchaser or NEWCO within thirty (30) Days after the date of such notification made by Contractor, Contractor shall be entitled to immediately stop the Work under this Contract. In the event that NEWCO is a party to the Escrow Agreement and to the extent NEWCO does not have sufficient funds to maintain the required amount in the Escrow Account, Purchaser shall lend such funds to NEWCO.

If Purchaser or NEWCO fails to replenish the Escrow Account within thirty (30) Days from the date Contractor has stopped the Work as defined above, Contractor shall be entitled to immediately terminate the Contract by written notice sent to Purchaser and NEWCO (as appropriate) and the provisions of Article 22(B)(iv) shall apply.

If Purchaser or NEWCO replenishes the Escrow Account on or before thirty (30) Days from the date Contractor has stopped the Work as defined above, Contractor shall resume any Work suspended as reasonably and promptly as possible provided that (a) Purchaser has paid to Contractor all costs and expenses incurred as a result of the stop Work hereunder and (b) the schedule of the Contract shall be adjusted (provided such schedule adjustment shall not be less than one Day for each Day of Work stoppage).

(iii)  In the event Purchaser fails to perform any material obligations (other than those expressed in Article 22(B)(i) and Article 22(B)(ii)), Contractor shall notify Purchaser in writing of such failure. If such failure is not cured by Purchaser within thirty (30) Days after the date of such notification made by Contractor, Contractor shall be entitled to immediately stop the Work under this Contract.

If Purchaser fails to cure the material breach within thirty (30) Days from the date Contractor has stopped the Work as defined above, Contractor shall be entitled to immediately terminate the Contract by written notice sent to Purchaser and the provisions of Article 22(B)(iv) shall apply.

If Purchaser cures the material breach on or before thirty (30) Days from the date Contractor has stopped the Work as defined above, Contractor shall resume any Work suspended as reasonably and promptly as possible provided that (a) Purchaser has paid to Contractor all costs and expenses incurred as a result of the stop Work hereunder and (b) the schedule of the Contract shall be adjusted (provided such schedule adjustment shall not be less than one Day for each Day of Work stoppage).

(iv)       In the event of termination of the Contract by Contractor pursuant to this Article 22(B), Purchaser shall be liable to Contractor for the charges payable pursuant to Article 21(B) which shall include all costs and expenses incurred as a result of the stop Work hereunder, but in no event to exceed the maximum aggregate payments to be made as set forth in Exhibit F for two (2) quarters following the date of termination notice. Contractor shall be entitled to draw immediately such amounts under the Escrow Account within thirty (30) Days after the date of termination. In case the amounts drawn under the Escrow Account do not cover the full amount due and payable to Contractor, Purchaser shall pay the balance to Contractor.

(v)        In the event of a bankruptcy filing by or against Purchaser, and the occurrence of a post-bankruptcy default by Purchaser including, but not limited to, a default under Article 34(F), Purchaser consents to a modification of the stays of proceedings to permit the Contractor to exercise such rights and remedies as may be available to it under the Contract or applicable law, including, but not limited to, the right to suspend performance, terminate the Contract and exercise rights under other agreements with the Purchaser.

Further, Purchaser consents that any preliminary hearing on a request under U.S. Bankruptcy Code section 362(d) (or under any successor statute or rule) by Contractor for a modification of the stays of proceedings (a “Modification of the Stays Motion”) shall be combined with a final hearing so that such hearing may be concluded not less than thirty (30) days after the filing of the Contractors’ Modification of the Stays Motion.

Purchaser acknowledges that the provisions of this Article 22(b)(v) are critical elements of the transaction to Contractor. The Parties have consulted legal counsel experienced in such issues, and agree that a provision of this type is beneficial in these circumstances.

Article 23.  Arbitration

(A)      Any dispute or disagreement arising between the Parties in connection with any interpretation of any provision of the Contract, or the compliance or non-compliance therewith, or the validity or enforceability thereof, or any other dispute under any Article hereof which is not settled to the mutual satisfaction of the Parties within thirty (30) Days (or such longer period as may be mutually agreed) from the date that either Party informs the other in writing that such dispute or disagreement exists, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes in effect on the date that such notice is given, except as otherwise specified herein.

(B)       The Party which demands arbitration of the controversy shall in writing specify the matter to be submitted to arbitration, and at the same time, choose and nominate an arbitrator; thereupon, within fifteen (15) Days after receipt of such written notice, the other Party shall in writing choose and nominate a second arbitrator.

The two arbitrators so chosen shall forthwith select a third arbitrator, giving written notice to both Parties of the choice so made and fixing a time and place in New York City, at which both Parties may appear and be heard with respect to such controversy.  In case the two arbitrators shall fail to agree upon a third arbitrator within a period of seven (7) Days, or if for any other reason there shall be a lapse in the naming of an arbitrator or arbitrators, or in the filling of a vacancy, or in the failure or refusal of any arbitrator or arbitrators to attend or fulfill his or their duties, then upon application by either Party to the controversy, arbitrators shall be named by the American Arbitration Association in accordance with its Arbitration Rules.

The arbitrators shall control discovery as they shall determine is appropriate in the circumstances, taking into account the needs of the Parties and the desirability of having the discovery take place in an expeditious and cost-effective manner. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration and shall be concluded within ninety (90) Days after the arbitrators are appointed, unless good cause for an extension of such deadline is shown.

(C)       The arbitrators shall not alter or modify the terms and conditions of this Contract but shall consider the pertinent facts and circumstances and be guided by the terms and conditions of this Contract.  If a solution is not found in the terms and conditions of this Contract, the arbitrators shall be guided by the substantive laws of the State of New York, excluding all conflict of law rules.  The arbitration award made shall be final and binding upon the Parties, their successors and assignees, and judgment may be entered thereon, upon the application of either Party, by any court having jurisdiction. Each Party shall bear the cost of preparing and presenting its case including its own attorneys’ fees; and the cost of arbitration, including the fees and expenses of the arbitrator or arbitrators, will be shared equally by the Parties.

(D)      The relief that may be awarded by the arbitrators under any arbitration arising from this Contract may not exceed actual compensatory damages.  In no event may the arbitrators award punitive damages or otherwise disregard the limitations of liability set forth in this Contract.

Article 24.  Warranty

(A)      Contractor warrants that each Spacecraft shall be free from material defects in materials and workmanship and will conform to the requirements in Exhibit B. This warranty shall start upon the date of the Pre-Shipment Review and shall run for a period of one (1) year, or until Intentional Ignition, whichever is earlier.

In case of storage pursuant to Article 29(A), the warranty will be extended for a period of two (2) years or up to the Intentional Ignition of the stored Spacecraft, whichever occurs earlier. After Intentional Ignition, the obligations of Contractor in case of defects identified on a Spacecraft shall be limited to the performance of the Anomaly Support.

(B)       Contractor warrants that the Satellite OBPE Software shall be free from material defects in materials and workmanship and will conform to the requirements in Exhibit B. This warranty shall start upon the date of Intentional Ignition of the first successful launch and shall run for a period of one (1) year. The scope of this warranty is as set forth in Exhibit A.

(C)       Subject to the provisions of Article 16, Contractor warrants that the DSS shall be free from material defects in materials and workmanship and will conform to the requirements in Exhibit E. This warranty shall start upon the date of Final Acceptance thereof and shall run for a period of two (2) years.

(D)      Without waiver of its right to terminate this Contract for default, Purchaser shall have the right, at any time during the period of this warranty and irrespective of prior inspections or acceptance, to require that any Deliverable Item not conforming to the material requirements of the Contract by written notice sent to Contractor (detailing to which extent the Contract requirements are not met) be corrected or replaced, at Contractor’s expense and option.

(E)       The remedy under this Article 24 shall not apply, as far as the DSS and the Satellite OBPE Software are concerned, if repair or parts replacement is required because of accident, unusual physical or electrical stress, negligence, misuse, failure of environmental control prescribed in operations and maintenance manuals, repair or alterations by Purchaser, its officers, directors, employees, consultants, representatives or agents, or causes other than ordinary use. Furthermore, the warranty is contingent upon Contractor being given access to delivered Deliverable Items in order to effect any correction or replacement.

(F)       In addition to the rights, duties and obligations of Contractor under other provisions of this Contract, Contractor shall regularly and diligently review and assess the generic design of each Spacecraft and related equipment, and the performance data available from any Spacecraft which has been launched or is to be launched and the performance of any equipment (other than Spacecraft) supplied, operated or installed or to be so supplied, operated or installed by Contractor up to the time of launch for a Spacecraft.  If such review and assessment shows that a material defect exists which affects adversely or is reasonably likely to affect adversely the operation or performance of a Spacecraft or other equipment, Contractor shall notify Purchaser of any changes required thereto and, upon the written agreement of Purchaser, take prompt and appropriate measures at Contractor’s sole cost to correct a Spacecraft and other equipment before launch, so as to eliminate the defect therefrom.

Purchaser shall provide to Contractor for the purpose of the investigation all available data and information related to the operation of the Spacecraft in orbit. In the event that corrective measures taken pursuant to this Article 24 cause a delay, such delay shall be treated like an excusable delay and there shall be an equitable adjustment to the schedule and other terms for performance for the affected Work.

(G)       Purchaser authorizes Contractor to disclose material deficiencies about Spacecraft to third parties (customers, consultants and insurers) if problems are discovered either during production or on orbit and if such problems are likely to affect other spacecrafts. This disclosure is subject to US export control restrictions and execution of a confidentiality agreement and shall not identify Globalstar System, unless Purchaser otherwise agrees.

(H)      EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS CONTRACT, NO OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, SHALL APPLY TO THE GOODS AND SERVICES HEREUNDER AND THE REMEDIES PROVIDED HEREIN ARE THE SOLE REMEDIES FOR FAILURE BY CONTRACTOR TO FURNISH WORK THAT IS FREE FROM DEFECTS IN MATERIAL OR WORKMANSHIP AND CONFORMANCE WITH REQUIREMENTS AS SET FORTH IN THIS ARTICLE 24.

IN NO EVENT SHALL CONTRACTOR BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES. ALL OTHER WARRANTIES OR CONDITIONS IMPLIED BY ANY OTHER STATUTORY ENACTMENT OR RULE OF LAW WHATSOEVER ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

Article 25.  Communication and Authority

(A)          [*] is assigned as Purchaser’s Program Manager with authority to issue technical direction within the scope of this Contract.  [*] is assigned as Contractor’s Program Manager with authority to accept such direction.  Notwithstanding Article 25(A), the foregoing Program Managers are authorized (i) to initial the Exhibits and any modifications thereto (except Exhibit F), and (ii) to execute the waivers of technical compliance with the specifications in the Exhibits.

(B)                                All contractual correspondence to Purchaser will be addressed to (with copy to the Program Manager) :

[*]

Globalstar, Inc.

461 South Milpitas Blvd.

Milpitas, California 95035, U.S.A.

Tel : [*]

Email: [*]

All technical correspondence to Purchaser will be addressed to:

[*]

Globalstar, Inc.

461 South Milpitas Blvd.

Milpitas, California 95035, U.S.A.

Tel : [*]

Email: [*]

All contractual correspondence to Contractor will be addressed to (with copy to the Program Manager) :

[*]

Alcatel Alenia Space France

100, Boulevard du midi - B.P 99

06156 Cannes la Bocca Cedex – France

Email: [*]

All technical correspondence to Contractor will be addressed to:

[*]

Alcatel Alenia Space France

100 Boulevard du midi - B.P 99

06156 Cannes la Bocca Cedex – France

Email: [*]

(C)       In a time critical situation, such as in the case of failures or suspected failures of transponders or other operational or technical matters requiring immediate attention, notice may be given by telephone. Any notice given verbally will be confirmed in writing as soon as practicable thereafter in accordance with Article 25(D).

(D)      Except as provided in Article 25(C), all notices, demands, reports, orders and requests hereunder by one Party to the other shall be in writing and deemed to be duly given on the same Business Day if sent by electronic means (i.e., electronic mail) or delivered by hand during the receiving Party’s regular business hours, or on the date of actual receipt if sent by pre-paid overnight, registered or certified mail.

(E)       The Parties agree to cooperate in implementing the use of electronic signatures, provided that such use is consistent with applicable law.

Article 26.   RESERVED

Article 27.  Licenses for Export and Launch

(A)      This Contract is subject to all applicable United States laws and regulations relating to the export of Licensed Items and to all applicable laws and regulations of the country or countries to which such Licensed Items are exported or are sought to be exported.  Contractor and Purchaser shall fully comply with all requirements of any Technical Assistance Agreement related to the substance of this Contract, whether included as an Appendix hereto or not.

(B)       Without limiting the scope of Article 27(A), Contractor shall use its reasonable best efforts to obtain all approvals and licenses required by the laws and regulations of the country or countries to which the Licensed Items are exported or are sought to be exported. Purchaser shall use its reasonable best efforts to obtain all US government approvals and licenses to export Licensed Items.

(C)       If a government refuses to grant a required approval or license to export the Licensed Items, or to launch a Spacecraft, or revokes or suspends an approval or license subsequent to its grant, or grants a license or approval subject to conditions, then (i) this Contract shall, nevertheless, remain in full force and effect unless terminated for convenience pursuant to Article 21, and (ii) the Delivery Schedule shall be adjusted on a day-for-day basis for each day that Contractor is impacted by such action or inaction of the United States government.  Such government action or inaction shall not modify in any way the rights and obligations of the Parties under this Contract except to relieve Contractor of any obligations which cannot be performed without such an approval or license.

(D)      The Parties confirm that their performance of, and obligations under, this Contract is in all matters subject to the provisions of this Article 27, notwithstanding that (i) other Articles (including without limitation those paragraphs in Articles 8 and 9) and Exhibits may not specifically reference Article 27, and (ii) other Articles and Exhibits may state that they are subject to compliance with other Articles of this Contract.

(E)       Contractor and Purchaser shall cooperate in amending as necessary the existing Technical Assistance Agreement set forth in Appendix 2 and in the establishment of Appendix 3, which will allow Purchaser to be directly involved in matters related to some or all Licensed Items.

Article 28.  Spacecraft Storage

(A)      In the event of a delay or failure to launch which is attributable to Contractor, Contractor, at its expense, shall provide for all transportation, storage (if needed), testing and refurbishment and any Work and expense of maintenance to prevent deterioration of a Spacecraft required before and until such time as a rescheduled launch can reasonably be effected.

(B)       If Purchaser has not secured a firm launch commitment for Spacecraft having completed PSR, then Purchaser shall direct Contractor to store such Spacecraft and the provisions of Article 29(A) and of the Storage Plan shall apply.

(C)       Title and risk of loss for a Spacecraft to be stored in accordance with this Article 28 shall remain with, and the associated cost of insurance shall be borne by Contractor.

Article 29.  Options

(A)                              Option for extended storage

(i)    If, for any reason other than the fault of Contractor, Purchaser so requests of Contractor, after successful completion of Pre-Shipment Review, Contractor shall place a Spacecraft in storage, in accordance with a Storage Plan, for a maximum period of twelve (12) years. Unless otherwise set forth in the Storage Plan, title and risk of loss for a Spacecraft in storage in accordance with this Article 29(A)(i) shall pass to Purchaser in accordance with Article 9. In addition, Purchaser shall be responsible for all transportation costs in transit, (a) from Contractor’s facility to storage, (b) if necessary, from the storage site to a refurbishment site, and (c) if applicable, from the Launch Site to the storage site and return.  Assuming a storage location within a 150-mile radius of Contractor’s facility, Contractor shall be responsible for all transportation costs from the storage site, or the refurbishment site if applicable, to the Launch Site and for the risk of loss and the expense of any insurance to cover such risk while in transit.

(ii)       If storage of a Spacecraft is effected pursuant to Article 29(A), upon the request of Purchaser, Contractor shall provide periodic testing, necessary equipment, and environmental maintenance suitable for prevention of deterioration to the Spacecraft during the period of storage. Unless such environmental services are provided by Contractor, any deterioration to a Spacecraft while in storage shall be at Purchaser’s risk and shall be corrected at Purchaser’s expense. If such services are provided by Contractor, correction of such deterioration shall be at Contractor’s expense.

(iii)       The price for storage activities will be negotiated in good faith between the Parties upon request from Purchaser.

(iv)       If, at any time after storage effected pursuant to Article 29(A) begins, Purchaser elects to launch a stored Spacecraft, Contractor shall inspect, test and refurbish as necessary such Spacecraft to a launch-ready condition and arrange for transit to the Launch Site as directed by Purchaser.  The price for such activities will be negotiated in good faith between the Parties.

(v)        If the Spacecraft is placed in storage pursuant to Article 29(A), then the provisions of Article 18 and Article 20 shall no longer apply with respect to such Spacecraft.

(B)           Additional Spacecraft

Purchaser shall have the option to order from Contractor up to eighteen (18) additional recurring Spacecraft under the following conditions :

(i)      Each order shall be for a minimum of six (6) additional Spacecraft.

(ii)     If the order is exercised on or before July 1, 2008, then the firm fixed price for each additional Spacecraft shall be [*] Euros.

(iii)    If the order is exercised on or after July 2, 2008 for delivery of Satellites before December 31, 2013, then the firm fixed price for each additional Spacecraft shall be [*] Euros.

(iv)   If the order is exercised after July 2, 2008 for delivery after December 31, 2013, then the firm fixed price for each additional Spacecraft shall be [*] Euros plus a [*] annual increase for each year after 2013.

(v)    The Delivery schedule for each additional Spacecraft ordered on or before April 1, 2013 (under the Regular Delivery) shall be :

•  the first Spacecraft ordered will be delivered twenty two (22) months after the date of receipt of the order by Contractor ; and

•  the subsequent Spacecraft will be delivered at a rate of one (1) per month after the first one of that Batch (the minimum size of the order being of 6 to 8 satellites per Batch).

The Delivery schedule for each additional Spacecraft ordered after April 1, 2013 (under the Regular Delivery) shall be :

•  the first Spacecraft ordered will be delivered thirty (30) months after the date of receipt of the order by Contractor ; and

•  the subsequent Spacecraft will be delivered at a rate of one (1) per month after the first one of that Batch (the minimum size of the order being of 6 to 8 satellites per Batch).

In any case, in case of obsolescence of components, Contractor reserves the right to renegotiate in good faith with Purchaser the price and schedule for these additional satellites.

(C)           Satellite OBPE Software enhancement

Purchaser shall have the option to order from Contractor OBPE Software enhancement activities to be defined on a case-by-case basis. The scope and price for such activities will be negotiated in good faith between the Parties on time and material basis.

(D)      Extended Anomaly Support

Purchaser shall have the option to order from Contractor extended Anomaly Support activities to be defined on a case-by-case basis. The scope and price for such activities will be negotiated in good faith between the Parties on time and material basis.

(E)       Mass simulators

Purchaser shall have the option to order from Contractor eight (8) mass simulators as set forth in Exhibit A. The scope and price for such simulators will be negotiated in good faith between the Parties. Alternatively, Purchaser may elect to order such eight (8) mass simulators from third parties and Contractor shall cooperate in allowing Purchaser to release to such third parties engineering information as needed.

Article 30.  Key Personnel

(A)      At EDC, Contractor shall identify the Key Personnel for the following positions to perform the services and staff the Work, working dedicated until successful completion of the Work performed hereunder (individually a “Key Person” and collectively the “Key Personnel”).  No person can serve the role of more than one Key Person.

Position	Name
Program Manager	[*]

(B)       Key Personnel shall not be removed from performance of the Work under this Contract unless replaced with personnel of substantially equal qualifications and ability.  Purchaser shall have the right to review the qualifications of any proposed replacements.  If Purchaser deems, in its reasonable judgment, the proposed replacements to be unsuitable, Purchaser may require Contractor to offer alternative candidates.  Notwithstanding its role in reviewing Key Personnel and their replacements, Purchaser shall have no supervisory control over their performance, and nothing in this Article shall relieve Contractor of any of its obligations under this Contract, or of its responsibility for any acts or omissions of its personnel.

Article 31.  Indemnification and Insurance

(A)      Contractor shall indemnify and hold harmless Purchaser, and its subsidiaries and affiliates, and its subcontractors (if any), their respective officers, employees, agents, servants and assignees, or any of them (collectively “Purchaser Indemnitees”), from any direct or indirect loss, damage, liability and expense (including reasonable attorneys fees), on account of loss or damage to property and injuries, including death, to all persons, including but not limited to employees or agents of Contractor, the Subcontractors and the Purchaser Indemnitees, and to all other persons, arising from any occurrence caused by any negligent act or omission or willful misconduct of Contractor, the Subcontractors or any of them.

At Contractor’s expense, Contractor shall defend any suits or other proceedings brought against the Purchaser Indemnitees on account thereof, and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against them, or any of them, in connection therewith.

Contractor shall have the right to settle any claim or litigation against which it indemnifies hereunder. Further, the Purchaser Indemnitees shall provide to Contractor such reasonable cooperation and assistance as Contractor may request to perform its obligations hereunder.

(B)       Purchaser shall indemnify and hold harmless Contractor, and its subsidiaries and affiliates, its Subcontractors, their respective officers, employees, agents, servants and assignees , or any of them (collectively “Contractor Indemnitees”), from any direct or indirect loss, damage (including damage to property and injuries, including death), liability and expense (including reasonable attorneys fees) incurred by any third party (including employees or agents of Purchaser and Contractor Indemnitees) and arising from any occurrence caused by any negligent act or omission or willful misconduct of Purchaser, its officers, employees, agents, consultants, servants and assignees.

In addition, Purchaser shall waive any claim against and shall indemnify and hold harmless Contractor Indemnitees from any direct or indirect loss, damage (including damage to property and injuries, including death), liability and expense incurred by any third party and arising from use, operation or performance of the DSSs, the Satellite OBPE Software and any Spacecraft after Intentional Ignition, including as a result of modification or improvements made by Purchaser.

Purchaser shall, at Purchaser’s expense, defend any suits brought against the Contractor Indemnitees referred to above and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against them, or any of them, in connection therewith.  Purchaser shall have the right to settle any claim or litigation against which it indemnifies hereunder. Further, the Contractor Indemnitees shall provide to Purchaser such reasonable cooperation and assistance as Purchaser may request to perform its obligations hereunder.

(C)           Contractor shall, at its own expense, provide and maintain insurance which shall cover all WIP (including all Purchaser’s property while in Contractor’s custody) against physical loss or damage on an “all risks” property insurance basis, including coverage for the perils of flood or earthquake while in or about Contractor’s and its Subcontractors’ premises, while at other premises which may be used or operated by Contractor for construction or storage purposes, and while in transit, or while at the Launch Site until Intentional Ignition for a Satellite or upon placing a Satellite into storage.

The amount of insurance shall be sufficient to cover the full replacement value of all Work. Upon request by Purchaser, Contractor will provide certificate of insurance to Purchaser. Additionally, Contractor will add Purchaser as an additional insured under the All Risks insurance as far as Purchaser’s interests may appear.

The insurance may be issued with deductibles, which are consistent with Contractor’s current insurance policies.  The amount of any loss up to the value of the deductible level, or not otherwise covered by the insurance, shall be borne by Contractor.

In addition, Contractor shall, at its own expense, provide and maintain a Commercial General Liability Insurance Policy (“CGL Policy”) which shall cover property damage and injuries, including death, caused to third parties. Upon written request by Purchaser, Contractor will provide a certificate of insurance to Purchaser. Contractor shall use its reasonable best efforts to add Purchaser as additional insured under such CGL Policy.

(D)       Contractor shall provide to Purchaser, prior to Intentional Ignition, a written statement containing the following :

•  the Satellites to be launched have passed qualification and acceptance tests, including the FRR, under the Contract, subject to written waivers that have been issued and approved by Purchaser ; and

•  any and all known defects or anomalies observed on (i) already launched or on ground similar satellites manufactured by Contractor, or (ii) on the Satellites to be launched during their development, which came to Contractor’s knowledge prior to the Flight Readiness Review, have been recorded and investigated and that all required remedy measures have been implemented in accordance with the applicable quality procedures as far as applicable and in so far as they would adversely affect the performance of the Satellites to be launched, such information provided to Purchaser.

Article 32.  Effective Date of Contract

(A)       The effective date of this contract (the “EDC”) shall be October 1, 2006 provided that all the following conditions are fulfilled :

(i)                                    signature of the Contract by both Parties ; and

(ii)                                  the first payment referred to in Exhibit F has been credited to the Contractor’s bank account ; and

(iii)                               entry into force of the Escrow Agreement between Contractor, Purchaser (and/or NEWCO) and the Escrow Agent and deposit in the Escrow Account of the amount referred to in Article 7(I).

(B)           If by December 22, 2006, the conditions under Article 32(A) are not fulfilled, Contractor or Purchaser shall have the following options :

(i)                                    to notify the other Party that this Contract shall not become effective. In such a case, the notified Party shall not be entitled to claim any damages whatsoever from the notifying Party; or

(ii)                                  be entitled to enter into negotiation with the other Party if agreed by such Party to adjust the Total Price and the schedule of Work. The Contract shall be amended to reflect these adjustments.

Article 33.  Representations

(A)                              Contractor represents, covenants and warrants that :

(i)    Contractor’s execution of and performance under this Contract will not result in a breach of, or constitute a default under, any contract, instrument or other agreement to which Contractor is a party or is bound ; and

(ii)   Contractor has full power, authority and legal right to execute, deliver and perform this Contract, that the execution, delivery and performance by Contractor of this Contract have been duly authorized by all necessary action on the part of Contractor and do not require any further approval or consent of any person or entity (whether governmental or otherwise), and that once executed by Contractor this Contract shall constitute a legal, valid and binding obligation of Contractor enforceable against Contractor in accordance with its terms.

(B)                      Purchaser represents, covenants and warrants that :

(i)         Purchaser has full power, authority and legal right to execute, deliver and perform this Contract, that the execution, delivery and performance by Purchaser of this Contract have been duly authorized by all necessary action on the part of Purchaser and do not require any further approval or consent of any person or entity (whether governmental or otherwise), and that once executed by Purchaser this Contract shall constitute a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

(ii)        Purchaser’s execution of and performance under this Contract does not result in a breach of, or constitute a default under, any contract, instrument or other agreement to which Purchaser is a party or is bound.

Article 34.  General Provisions

(A)      Each Party hereby agrees that it will not, without the prior written approval of the other Party (such approval not to be unreasonably withheld or unduly delayed), assign or delegate any of their rights, duties, and obligations under this Contract, except to a wholly-owned subsidiary of such Party (which assignment or delegation shall not relieve the assignor or delegator of liability). In case of assignment by Purchaser, Purchaser shall demonstrate to Contractor’s satisfaction that its successor or assignee possesses the financial resources to fulfill Purchaser’s obligations under this Contract. Upon such assignment, the assignee shall assume all rights and obligations of the assignor existing under this Contract at the time of such assignment. This Article 34(A) shall not preclude the granting of a security interest by a Party to a lender.

(B)       Nothing contained in this Contract shall be deemed or construed by the Parties or by any third party to create any rights, obligations or interests in third parties, or to create the relationship of principal and agent, partnership or joint venture or any other fiduciary relationship or association between the Parties and the rights and obligations of the Parties shall be limited to those expressly set forth herein.

(C)       No failure on the part of either Party to notify the other Party of any noncompliance hereunder, and no failure on the part of either Party to exercise its rights hereunder, shall prejudice any remedy for any subsequent noncompliance with any term or condition of this Contract and shall be limited to the particular instance and shall not operate or be deemed to waive any future breaches or noncompliance with any term or condition.  Except as otherwise expressly provided herein, all remedies and rights hereunder shall be exclusive and in lieu of all other rights and remedies available by law or in equity.

(D)      The Parties shall comply with the United States Foreign Corrupt Practices Act, the OECD Antibribery Convention and all other laws of any country dealing with improper or illegal payments, gifts or gratuities. Contractor agrees not to pay, promise to pay or authorize the payment of any money or anything of value, directly or indirectly to any person for the purpose of illegally or improperly inducing a decision or obtaining or retaining business in connection with this Contract.

(E)       This Contract (including all Exhibits and Appendices) constitutes the entire agreement between the Parties and supersedes all prior understandings, commitments and representations between the Parties with respect to the subject matter hereof. In particular, this Contract supersedes the ATP entered into by and between the Parties. The Work performed by Contractor pursuant to the ATP and any amounts paid by the Purchaser to Contractor under the ATP are considered as Work performed and costs incurred and paid in the performance of this Contract.

The Escrow Agreement is separate and independent from this Contract. The Parties do not intend for this Contract and the Escrow Agreement to constitute a single agreement.

This Contract may not be amended or modified and none of its provisions may be waived, except by a writing signed by an authorized representative of the Party against which the amendment, modification or waiver is sought to be enforced.

In the event any one or more of the provisions of this Contract shall for any reason be held to be invalid or unenforceable, the remaining provisions of this Contract shall be unimpaired, and the invalid or unenforceable provision shall be replaced by a provision which, being valid and enforceable, comes closest to the intention of the Parties underlying the invalid or unenforceable provisions. The Parties shall negotiate in good faith to attempt to agree upon any such replacement provision.

The paragraph headings herein shall not be considered in interpreting the text of this Contract.

All oral and written communications between the Parties shall be conducted in English.

This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, U.S.A., excluding its conflict of laws rules. The U.N. Convention on Contracts for the International Sales of Goods is not applicable to this Contract.

(F)       In view of a number of factors, including the substantial payments to Subcontractors that Contractor will be making in connection with its performance under this Contract, the Parties acknowledge and agree that if Purchaser should become a debtor in a case under the United States Bankruptcy Code, Contractor would be severely and irreparably damaged unless Purchaser continues uninterrupted and timely performance of its obligations under the Contract and promptly assumes or rejects this Contract.  In continuing to perform this Contract following a bankruptcy filing by the Purchaser, Contractor would incur millions of Euros of expense (including commitments to Subcontractors) that Contractor could avoid incurring through termination clauses if the Contract ultimately is to be rejected in a bankruptcy proceeding. Accordingly, if Purchaser should become a debtor in a case (the “Bankruptcy Case”) under the United States Bankruptcy Code, Purchaser shall, within thirty (30) days after the commencement of the Bankruptcy Case, (i) promptly advise Contractor of such, (ii) file a motion (the “Motion”) with the bankruptcy court presiding over the Bankruptcy Case seeking an order approving Purchaser’s assumption or rejection of this Contract within such thirty day period, and (iii) obtain a final and non-appealable order (the “Order”) approving the assumption or rejection of this Contract. Purchaser agrees that it shall not, without the prior written consent of Contractor, withdraw the Motion or adjourn any hearing on the Motion.  Purchaser further agrees that it will promptly take and diligently pursue any and all actions necessary and/or appropriate, including such actions as may be reasonably requested by Contractor, to obtain the Order within the thirty (30) day period set forth above.  In the event Purchaser does not file the Motion and obtain the Order within thirty (30) days after the commencement of the Bankruptcy Case, Contractor shall, in addition to any other rights and/or remedies it has or may have, be entitled to stop the Work under this Contract.  Following such Work stoppage, if Purchaser still has not filed the Motion and obtained the Order within thirty (30) days after Contractor has stopped the Work then, Contractor shall be entitled to terminate the Contract by written notice sent to Purchaser and the provisions of Article 22(B)(iv) shall apply.

Purchaser acknowledges that the provisions of this Article 34(F) are critical elements of the transaction to Contractor. The Parties have consulted legal counsel experienced in such issues, and agree that a provision of this type is beneficial in these circumstances.

Execution

In witness whereof, the Parties have duly executed this Contract.

Globalstar, Inc.		Alcatel Alenia Space France

By:	/s/ James Monroe III	By:	/s/ Pascale Sourisse

Name:	James Monroe III	Name:	Pascale Sourisse

Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

Date:	November 30, 2006	Date:	November 30, 2006